                                                Filed pursuant to Rule 424(b)(2)
                                                Registration File No. 333-28829

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 17, 1997)

                                  $85,200,000
                       NATIONAL AUTO FINANCE 1998-1 TRUST
                   5.88% AUTOMOBILE RECEIVABLES-BACKED NOTES

                     NATIONAL FINANCIAL AUTO FUNDING TRUST
                                    (Seller)

                      NATIONAL AUTO FINANCE COMPANY, INC.
                                   (Servicer)
                             ---------------------

    National Auto Finance 1998-1 Trust (the 'Trust' or the 'Issuer') will be formed pursuant to a Trust Agreement among National Financial Auto Funding Trust (the 'Seller'), a trust the beneficial interests in which are wholly-owned by National Auto Finance Company, Inc. ('NAFI') and affiliates of NAFI, and Wilmington Trust Company, as Owner Trustee (the 'Owner Trustee'). The 5.88% Automobile Receivables-Backed Notes, Series 1998-1 (the 'Notes') will be issued pursuant to an Indenture, to be dated as of December 15, 1997 (the 'Indenture'), among the Trust and Harris Trust and Savings Bank, as Indenture Trustee and as Trust Collateral Agent (the 'Indenture Trustee' and 'Trust Collateral Agent,' respectively). The Trust will also issue $8,426,373.63 aggregate principal amount of Automobile Receivables-Backed Certificates (the 'Certificates' and, together with the Notes, the 'Securities') that are not offered hereby but will initially be retained by the Seller. Payments of principal of and interest on the Certificates will be subordinated to payments of principal of and interest on the Notes to the extent described herein.

    The assets of the Trust (the 'Trust Property') will include a pool of non-prime motor vehicle retail installment sale contracts (the 'Receivables'), all monies paid or payable thereunder on or after the applicable Cut-off Date (as defined herein), security interests in the new and used automobiles, light-duty trucks, vans and minivans financed thereby, certain bank accounts described herein, all proceeds of the foregoing, and certain other property. In addition, the Trust Property will include funds on deposit in a pre-funding account (the 'Pre-Funding Account') established by and maintained with the Trust Collateral Agent. Approximately $16,490,982.64 will be deposited in the Pre-Funding Account on the date of the issuance of the Notes. Funds on deposit in the Pre-Funding Account will be paid to the Seller in exchange for the transfer to the Trust of Additional Receivables (as defined herein) from time to time during the period from and including the Closing Date (as defined herein) until the earliest of (i) the date on which the balance of funds on deposit in the Pre-Funding Account is reduced to an amount less than $100,000, (ii) the date on which an Event of Default (as defined herein) occurs under the Indenture or a Servicer Termination Event (as defined herein) occurs under the Sale and Servicing Agreement (as defined herein) and (iii) the close of business on April 30, 1998 (the 'Pre-Funding Period').


    Interest on the Notes will accrue at a rate of 5.88% per annum (the 'Interest Rate'). Interest on and principal of the Notes will be payable on the twenty-first day of each month (or, if such day is not a Business Day, the next succeeding Business Day), beginning on January 21, 1998 (each, a 'Distribution Date'). To the extent not previously distributed to the holders of the Notes (each, a 'Noteholder' or 'Holder'), the remaining outstanding principal balance of such Notes will be distributed to such Holders on the Distribution Date occurring in May, 2004 (the 'Final Scheduled Distribution Date'). However, payment in full of the Notes could occur earlier than such date as described herein.

    Full and complete payment of the Scheduled Payments (as defined herein) with respect to the Notes on each Distribution Date is unconditionally and irrevocably guaranteed pursuant to a financial guaranty insurance policy (the 'Policy') to be issued by:

                                    [LOGO]

    There currently is no secondary market for the Notes. The Underwriter expects, but is not obligated, to make a market in the Notes. There is no assurance that any such market will develop or continue.
                             ---------------------

    FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES, SEE 'RISK FACTORS' ON PAGE S-14 HEREIN AND ON PAGE 23 OF THE ACCOMPANYING PROSPECTUS.
                             ---------------------

    THE NOTES REPRESENT OBLIGATIONS OF THE TRUST ONLY AND DO NOT REPRESENT OBLIGATIONS OF OR INTERESTS IN NAFI, THE SELLER OR ANY AFFILIATE OF EITHER. NONE
       OF THE NOTES, THE CERTIFICATES OR THE RECEIVABLES ARE INSURED OR
                    GUARANTEED BY ANY GOVERNMENTAL AGENCY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                      PRICE TO                UNDERWRITING            PROCEEDS TO THE
                                                       PUBLIC                   DISCOUNT                SELLER(1)(2)
Per Note....................................         $99.97595                   .300%                   $99.67595
Total.......................................       $85,179,509.40             $255,600.00              $84,923,909.40

(1) Before deducting estimated expenses of $860,000 payable by the Seller.

(2) In connection with the offering contemplated by this Prospectus Supplement, First Union Corporation has received a fee from the Seller in respect of certain advisory services relating to the structuring of the transaction. See 'Underwriting' herein.

                             ---------------------

    The Notes are offered hereby by the Underwriter named below, subject to receipt and acceptance by the Underwriter and its right to reject any order in whole or in part. It is expected that delivery of the Notes will be made in book-entry form only through the Same-Day Funds Settlement System of The Depository Trust Company ('DTC'), Cedel Bank, societe anonyme and the Euroclear System against payment therefor in immediately available funds in New York, New York on or about January 20, 1998 (the 'Closing Date').

                       FIRST UNION CAPITAL MARKETS CORP.

           The date of this Prospectus Supplement is January 15, 1998

         This Prospectus Supplement and the accompanying Prospectus may be used by First Union Capital Markets Corp., affiliates of which have an ownership interest in, or participate in banking transactions with, NAFI, in connection with offers and sales related to market making transactions of the Notes. First Union Capital Markets Corp. may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of the sale or otherwise.

         THIS PROSPECTUS SUPPLEMENT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THE OFFERING OF THE NOTES. ADDITIONAL INFORMATION IS CONTAINED IN THE PROSPECTUS AND PROSPECTIVE INVESTORS ARE URGED TO READ BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN FULL. SALES OF THE NOTES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE TRANSACTIONS, SEE "UNDERWRITING."

                             REPORTS TO NOTEHOLDERS

         Unless and until Definitive Notes are issued, unaudited monthly and annual reports, containing information concerning the Trust and prepared by the Servicer, will be sent on behalf of the Trust to the Indenture Trustee and Cede & Co., as registered holder of the Notes and the nominee of DTC. See "Certain Information Regarding the Securities - Book-Entry Registration" and " - Reports to Securityholders" in the accompanying Prospectus. Note Owners may receive such reports, upon written request, together with a certification that they are Note Owners and payment of any expenses associated with the distribution of such reports, from the Indenture Trustee at its address at 311 West Monroe Street, 12th Floor, Chicago, Illinois 60606. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. Neither the Seller, NAFI nor the Insurer intends to send any of its financial reports to Noteholders. The Servicer, on behalf of the Trust, will file with the Commission periodic reports concerning the Trust to the extent required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         All documents subsequently filed with the Commission by the Seller on behalf of the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, after the date of this Prospectus Supplement and prior to the termination of the offering of the Notes offered hereby, shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part of this Prospectus Supplement from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

         In addition to the documents described above and in the accompanying Prospectus under "Incorporation of Certain Documents by Reference", the consolidated financial statements of Financial Security Assurance Inc. ("Financial Security") and Subsidiaries included in, or as exhibits to, the following documents, which have been filed with the Commission by Financial Security Assurance Holdings Ltd. ("Holdings"), are hereby incorporated by reference in this Prospectus Supplement:

         (a) Annual Report on Form 10-K for the year ended December 31, 1996;

         (b) Quarterly Report on Form 10-Q for the three month period ended March 31, 1997;

         (c) Quarterly Report on Form 10-Q for the three month period ended June 30, 1997; and

         (d) Quarterly Report on Form 10-Q for the three month period ended September 30, 1997

         All financial statements of Financial Security included in documents filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be part hereof from the respective dates of filing of such documents.

         The Seller will provide without charge to any person to whom this Prospectus Supplement is delivered, upon the oral or written request of such person, a copy of any or all of the reports and financial statements incorporated herein by reference. Requests for such copies should be directed to National Financial Auto Funding Trust, c/o National Auto Finance Company, Inc., One Park Place, Suite 200, 621 N.W. 53rd Street, Boca Raton, Florida 33487 (telephone (561) 997-2413), Attention: Chief Financial Officer.

                        SUMMARY OF THE TERMS OF THE NOTES

         The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms elsewhere in this Prospectus Supplement on the pages indicated in the "Index of Defined Terms" herein or, to the extent not defined herein, in the accompanying Prospectus on the pages indicated under the caption "Index of Defined Terms" in the Prospectus.

Issuer ................................     National  Auto  Finance  1998-1  Trust (the  "Trust" or the  "Issuer"),
                                            formed  pursuant  to a Trust  Agreement,  dated  as of or  prior to the
                                            Closing  Date (the  "Trust  Agreement"),  between  the  Seller  and the
                                            Owner Trustee.

Seller.................................     National   Financial   Auto  Funding  Trust,  a  trust  the  beneficial
                                            interests in which are  wholly-owned  by NAFI and  affiliates  of NAFI.
                                            See "The Seller" in the accompanying Prospectus.

Servicer...............................     National  Auto  Finance  Company,   Inc.  See  "National  Auto  Finance
                                            Company, Inc." in the accompanying Prospectus.

Indenture Trustee......................     Harris Trust and Savings  Bank,  an Illinois  banking  corporation,  as trustee under the Indenture (the "Indenture Trustee").

Owner Trustee..........................     Wilmington Trust Company,  a Delaware banking  corporation,  as trustee under the Trust Agreement (the "Owner Trustee").

Backup Servicer, Collateral Agent
  and Trust Collateral Agent...........     In  addition  to  acting as  Indenture  Trustee  under  the  Indenture,
                                            Harris  Trust and  Savings  Bank will  agree to act as backup  servicer
                                            (in  such  capacity,   the  "Backup   Servicer")  under  the  Sale  and
                                            Servicing  Agreement and to service the  Receivables  in the event NAFI resigns  or is removed  as  Servicer.  Harris  Trust and  Savings  Bank will also  agree to act as Trust  Collateral  Agent  under the Sale and
                                            Servicing  Agreement (in such capacity,  the "Trust Collateral  Agent")
                                            on  behalf of the  Noteholders  and the  Insurer  with  respect  to the
                                            Trust Property and to act as collateral  agent (in such  capacity,  the
                                            "Collateral  Agent") on behalf of the  Noteholders and the Insurer with respect to the Spread Account and the amounts deposited thereto.

Insurer................................     Financial  Security  Assurance  Inc.,  a financial  guaranty  insurance company  incorporated  under  the laws of the  State  of New York  (the
                                            "Insurer" or "Financial Security"). See "The Insurer" herein.

Terms of the Notes.....................     The principal terms of the Notes will be as described below:

  A. Distribution Dates................     The 21st day of each month (or if the 21st day is not a  Business  Day, the next succeeding  Business Day)  commencing  January 21, 1998 (each, a  "Distribution  Date").  A  "Business  Day"  is a day  other  than  a
                                            Saturday,  Sunday or other day on which  commercial  banks  located  in
                                            New York,  Illinois  or  Florida  are  authorized  or  obligated  to be closed.

  B. Interest Rate.....................     The Notes  will  bear  interest  at the rate of 5.88%  per  annum  (the
                                            "Interest   Rate"),   calculated   on  the  basis  of  a  360-day  year
                                            consisting of twelve 30-day months.

  C. Interest..........................     Interest on the outstanding  principal  amount of the Notes will accrue at the  Interest  Rate from the Closing  Date (in the case of the first
                                            Distribution  Date) or from the most recent  Distribution Date on which interest  has been paid to but  excluding  the  following  Distribution
                                            Date  (each  an  "Interest  Period").  Interest  on the  Notes  for any
                                            Distribution  Date due but not paid on such  Distribution  Date will be due on the  next  Distribution  Date  together  with  interest  on such amount at the  Interest  Rate,  to the  extent  permitted  by law.  The amount of interest  due and  payable on the Notes on each  Distribution
                                            Date  will  equal  30 days'  interest  (or,  in the  case of the  first
                                            Distribution  Date,  interest  accrued from and  including  the Closing
                                            Date to but excluding such  Distribution  Date) and will be distributed by the  Indenture  Trustee  on a pro rata basis to the  Noteholders  of record  on the  Business  Day  preceding  such  Distribution  Date (the
                                            "Record  Date").  The Policy  guarantees  payment  of Monthly  Interest payable  on each  Distribution  Date.  See  "The  Notes -  Payments  of
                                            Interest" herein.

  D. Principal.........................     Principal  distributions  will be made to the  Holders  of the Notes on each  Distribution  Date (other than the Final  Scheduled  Distribution
                                            Date)  in an  amount  equal  to the  sum of  (i)  91% of the  Principal
                                            Distributable   Amount  for  such   Distribution   Date  and  (ii)  the
                                            aggregate  shortfalls  in  principal  distributions  due and payable to the  Noteholders  for all  prior  Distribution  Dates.  The  "Principal
                                            Distributable  Amount" for any  Distribution  Date generally will equal the sum of the  following,  without  duplication:  (i) that  portion of
                                            all   collections   on   the   Receivables   (other   than   Liquidated
                                            Receivables,  Retransferred  Receivables and, to the extent included in clause (iv) below,  the  outstanding  principal  balance of  Retransfer
                                            Default  Receivables)  allocable to  principal,  including all full and partial  principal  prepayments  deposited into the Collection  Account during the calendar  month  preceding the calendar  month in which such
                                            Distribution  Date  occurs  (the "Due  Period"),  (ii) the  outstanding
                                            principal   balance  of  all   Receivables   that   became   Liquidated
                                            Receivables  during the  related  Due  Period  (other  than  Liquidated
                                            Receivables  that  became  Retransferred  Receivables  during  such Due
                                            Period),  (iii) the portion  allocable  to  principal  of the  Purchase
                                            Amount  paid

                                            by the Seller or NAFI, as the case may be, in respect of all Receivables that  became  Retransferred  Receivables  on or  prior  to  the  related
                                            Reporting Date and subsequent to the preceding  Reporting  Date, (iv) in the sole discretion of the Insurer, the outstanding principal balance as of the related Reporting Date of all Retransfer Default Receivables, and
                                            (v) the aggregate  amount of Bankruptcy  Losses that occurred during the related Due Period.  To the extent not  previously  paid,  the remaining outstanding  principal  amount of the Notes  will be paid in full on the
                                            Final Scheduled  Distribution  Date. See "The Notes - Distributions  and
                                            Payments " herein. The Policy guarantees payment of any principal of the
                                            Notes  remaining  unpaid on the Final Scheduled  Distribution  Date. See
                                            "The  Policy"  herein.  In addition to the  distributions  of  principal described above, Noteholders may also receive distributions of principal in connection with an Optional  Redemption or Mandatory  Redemption,  as described below.

  E. Optional Redemption...............     The  Notes  will  be  redeemed  in  whole,  but  not  in  part,  on any
                                            Distribution   Date  on  which  the  Seller  exercises  its  option  to
                                            purchase the Receivables,  which,  subject to certain  conditions,  may
                                            occur  on  any  Distribution   Date  on  which  the  aggregate  of  the
                                            outstanding   principal   balances  of  the   Receivables   (the  "Pool
                                            Outstanding  Principal  Balance") is less than 10% of the Original Pool
                                            Outstanding  Principal  Balance of the Receivables.  The "Original Pool
                                            Outstanding  Principal  Balance" will equal the  aggregate  outstanding principal  balance  of  all of the  Receivables,  including  Additional
                                            Receivables,  as of their respective  Cut-off Dates.  Such right may be exercised  only with the prior  written  consent  of the  Insurer  if a
                                            claim  has   previously   been  made  under  the  Policy  and   remains
                                            unreimbursed  to the Insurer or if such  redemption  would  result in a claim  under the  Policy or would  result  in any  amount  owing to the
                                            Insurer or the  Noteholders  remaining  unpaid.  In connection with any such  redemption,  the Seller will deliver to the Indenture  Trustee an amount  (the  "Redemption  Price")  equal  the  sum of (i)  100% of the
                                            aggregate   outstanding   principal   balance  of  the  Notes  on  such
                                            Distribution  Date and (ii) all accrued and unpaid interest  thereon at the Interest Rate.

  F. Mandatory Redemption..............     The Notes will be redeemed in part on the  Distribution  Date  relating to the Reporting Date next  succeeding the last day of the  Pre-Funding
                                            Period  in  the  event  that  any  amount  remains  on  deposit  in the
                                            Pre-Funding  Account  after  giving  effect  to  the  purchase  of  all
                                            Additional  Receivables,  including  any such  purchase on such date (a
                                            "Mandatory  Redemption").  The aggregate  principal amount of the Notes to be  redeemed  will be an amount  equal to the amount then on deposit in the Pre-Funding  Account less any undistributed  investment earnings
                                            on  deposit  in  the   Pre-Funding   Account   (the  "Note   Redemption

                                            Amount").  The Policy does not guaranty any such  principal  payment on the Notes from funds on deposit in the  Pre-Funding  Account.  See "The
                                            Policy" herein.

                                            The Notes may be  accelerated  and subject to  immediate  payment at par upon the occurrence of an Event of Default under the Indenture.  So long as no Insurer Default shall have occurred and be continuing, an Event of
                                            Default under the Indenture will occur only upon delivery by the Insurer to the Indenture  Trustee of notice of the  occurrence of certain events of default under the Insurance and Indemnity Agreement,  dated as of the
                                            Closing Date (the "Insurance Agreement"),  among the Insurer, the Trust, the Seller and NAFI. In the case of such an Event of Default,  the Notes will  automatically  be accelerated and subject to immediate  payment at par.  See "The Notes - Events of  Default"  herein.  The Policy does not guarantee payment of any amounts that become due on an accelerated basis unless the Insurer elects,  in its sole discretion,  to pay such amounts in whole or in part. See "The Policy" herein.

The Trust Property.....................     Each Note will  represent  an  obligation  of the Trust  secured by the
                                            Trust  Property.  The assets of the Trust (the "Trust  Property")  will include (i) non-prime motor vehicle retail  installment  sale contracts
                                            transferred   to  the  Trust  on  the   Closing   Date  (the   "Initial
                                            Receivables")  and  on  subsequent   transfer  dates  (the  "Additional
                                            Receivables"   and,   together  with  the  Initial   Receivables,   the
                                            "Receivables"),  (ii)  all  monies  paid or  payable  thereunder  on or
                                            after  the  applicable   Cut-off  Date,  (iii)  an  assignment  of  the
                                            security   interests   of  NAFI  in  the  new  and  used   automobiles,
                                            light-duty  trucks,  vans and minivans  financed thereby (the "Financed
                                            Vehicles"),  (iv) the Receivable  Files,  (v) such assets as shall from time to time be deposited in the  Collection  Account (the  "Collection
                                            Account"),  the Distribution Account (the "Distribution  Account"), the
                                            Note  Distribution  Account  (the  "Note  Distribution  Account"),  the
                                            Pre-Funding  Account and the  Pre-Funding  Period  Reserve  Account (as
                                            defined herein),  each  established  pursuant to the Sale and Servicing
                                            Agreement or the  Indenture,  (vi)  property  that secured a Receivable and that has been  acquired by  repossession  or  otherwise,  (vii) all rights to insurance  proceeds and liquidation  proceeds with respect to the  Receivables  and the Financed  Vehicles,  (viii) certain rights of
                                            NAFI  against   Dealers  under  the  Dealer   Agreements   and  against
                                            Originators  under the  Originator  Agreements,  (ix) all right,  title and  interest  of the  Seller in and to the  Purchase  Agreements,  (x)
                                            certain  other  rights  under  the  Sale  and  Servicing  Agreement  in
                                            respect  of   representations   and  warranties   made  by  the  Seller
                                            regarding  the  Receivables  in the Sale and  Servicing  Agreement  and
                                            (xi) the income and  proceeds  of the  foregoing  and rights to enforce the foregoing.

The Receivables........................     The  Initial  Receivables  had  an  aggregate   outstanding   principal
                                            balance  of  $75,504,414.69  as of  December  15,  1997  (the  "Initial
                                            Cut-off  Date").  Pursuant  to the Sale and  Servicing  Agreement,  the
                                            Seller  may,  subject to the prior  written  consent of the Insurer and
                                            satisfaction   of  certain   conditions   contained  in  the  Sale  and
                                            Servicing  Agreement,  transfer  Additional  Receivables  to the  Trust from time to time  during the  Pre-Funding  Period to the  extent  that funds  are then on  deposit  in the  Pre-Funding  Account.  During  the
                                            Pre-Funding  Period,  upon the Seller's written  direction to the Trust
                                            Collateral  Agent  and the  Servicer  from  time to time  (but not more than once during each calendar  month or as more  frequently  consented to in writing by the  Insurer),  the Trust  will  release  funds in the
                                            Pre-Funding  Account  on  the  date  of  any  such  transfer  (each,  a
                                            "Subsequent  Transfer  Date") to the  Seller in an amount  equal to 91%
                                            of the aggregate  principal  balance of the  Additional  Receivables so transferred  as of the close of business on the third  Business Day (as defined  below)  prior  to  the  applicable  Subsequent  Transfer  Date
                                            (each, a "Subsequent  Cut-off Date";  the Initial  Cut-off Date and all
                                            Subsequent  Cut-off Dates are collectively  referred to as the "Cut-off
                                            Dates").

                                            The Seller  will  acquire  (i) the  Initial  Receivables  from  National
                                            Financial  Auto  Funding  Trust II  ("Funding  Trust  II"),  a  Delaware
                                            business trust wholly-owned by NAFI and affiliates of NAFI,  pursuant to
                                            the  Sale   Agreement,   dated  as  of  December  15,  1997  (the  "Sale
                                            Agreement"),  between  the  Seller  and  Funding  Trust II, and (ii) the
                                            Additional Receivables from NAFI pursuant to a Purchase and Contribution
                                            Agreement,  dated as of the Closing Date (the "Purchase  Agreement" and, together with the Sale Agreement, the "Purchase Agreements") between the
                                            Seller  and NAFI.  NAFI and  Funding  Trust II, in their  capacities  as transferors  of the  Receivables to the Seller,  are herein  referred to
                                            collectively  as  the  "NAFI   Transferors."  The  Initial   Receivables
                                            constitute,   as  of  the  Initial  Cut-off  Date,  and  the  Additional
                                            Receivables will  constitute,  as of the applicable  Subsequent  Cut-off
                                            Date,  a  substantial  portion of the  non-prime  motor  vehicle  retail installment  sale contracts  originated by NAFI satisfying the selection criteria described herein. The Additional  Receivables to be transferred to the  Trust on each  Subsequent  Transfer  Date will be  comprised  of non-prime motor vehicle retail  installment  sale contracts  acquired by
                                            NAFI on or prior to the related  Subsequent  Cut-off  Date and after the preceding Cut-off Date. See "The Receivables Pool -General" herein.

                                            As of the Initial Cut-off Date, the weighted  average annual  percentage rate, as such term is used with respect to the Federal  Truth-in-Lending
                                            Act ("APR") of the Initial Receivables was approximately  19.19% and the weighted average remaining scheduled maturity on the Initial Receivables was  approximately

                                            51.82 months and the  percentage of the aggregate  principal  balance of the Initial  Receivables as of the Initial  Cut-off Date relating to the financing  of used  Financed  Vehicles was 77.38%.  The final  scheduled payment  date on the  Initial  Receivable  with the latest  maturity  is
                                            December 15, 2002. The maturity dates of the Receivables may be extended under certain circumstances.  The actual final payment date of the Notes may be earlier than the final scheduled  payment date of the Receivables due to  prepayments  on the  Receivables.  See "Risk Factors - Yield and
                                            Prepayment  Considerations"  herein and "The  Receivables Pool - Average
                                            Life  of  the  Receivables"  herein.   Following  the  transfer  of  any
                                            Additional  Receivables  to the Trust,  the weighted  average APR of the
                                            Receivables may be as low as 18.00%, the weighted average remaining term of the  Receivables  may be as high as 55 months,  the percentage of the aggregate outstanding  principal balance of the Receivables  represented by  Receivables  relating  to loans for the  purchase  of used  Financed
                                            Vehicles may be as high as 80% and the final  scheduled  payment date on the  Receivable  with the  latest  maturity  may be as late as April 21,
                                            2003. See "The  Receivables  Pool" herein and "The  Receivables"  in the accompanying Prospectus.

Final Scheduled
Distribution Date .....................     The  Distribution  Date  occurring in May,  2004 (the "Final  Scheduled
                                            Distribution Date").

Subordination of the
  Certificates  .......................     The  Certificates  represent  the  right to  receive  distributions  of funds remaining in the Distribution  Account on each  Distribution Date after  all  other  payments  required  to be made on such  Distribution
                                            Date  that  are  described  under  "The  Notes  -   Distributions   and
                                            Payments"  have been made.  To the extent that the amount on deposit in the Spread  Account on any  Distribution  Date is less than as required
                                            under  the  Spread  Account   Agreement,   amounts   remaining  in  the
                                            Distribution  Account  after  distribution  of the  Servicing  Fee  and certain  other fees  payable by the Trust,  principal  and  interest in respect of the Notes and any  amounts  payable to the  Insurer  will be deposited  in the  Spread  Account  in the  amount of such  deficiency.
                                            Because the amount  required to be on deposit in the Spread  Account or the  existence  thereof may be modified  or  terminated  by the Insurer
                                            (prior to the occurrence and  continuation of an Insurer  Default) with the  consent of the Seller but  without  the  consent of the  Indenture
                                            Trustee or the  Noteholders  and amounts on deposit or to be  deposited in the Spread  Account  may be  distributed  to persons  other than the
                                            Insurer or the  Noteholders  without  the  consent of the  Noteholders, the  Noteholders  should not rely on the Spread Account for payments of principal of or interest on the Notes.  See "The Notes -  Subordination of the Certificates; Spread Account" herein.

Pre-Funding Account....................     The  Pre-Funding  Account will be established  by and  maintained  with the Trust Collateral  Agent. The Pre-Funding  Account will be funded on the  Closing  Date with a portion of the  proceeds  of the  offering of the Notes in the amount of  $16,490,982.64  (the "Pre-Funded  Amount").
                                            During the period (the  "Pre-Funding  Period")  from and  including the
                                            Closing  Date until the  earlier  of (i) the date on which the  balance of funds  on  deposit  in the  Pre-Funding  Account  is  reduced  to an amount less than  $100,000,  (ii) the date on which an Event of Default occurs  under the  Indenture  or a Servicer  Termination  Event  occurs under  the  Sale  and  Servicing  Agreement  and  (iii)  the  close  of business on April 30, 1998,  the  Pre-Funded  Amount will be reduced by amounts  released  to the Seller in  connection  with the  transfer  of
                                            Additional  Receivables  to the Trust in  accordance  with the Sale and
                                            Servicing   Agreement.   On  the  Distribution   Date  related  to  the
                                            Reporting Date next succeeding  termination of the Pre-Funding  Period, the Notes  will be  subject  to  Mandatory  Redemption  in a  principal amount  equal  to the  amount,  if any,  remaining  on  deposit  in the
                                            Pre-Funding  Account  at the close of  business  on the last day of the
                                            Pre-Funding Period less any undistributed  investment earnings therein.
                                            Earnings  on  reinvestment  of amounts  on  deposit in the  Pre-Funding
                                            Account  will  be  deposited  monthly  into  the  Collection   Account.
                                            Amounts on deposit in the  Pre-Funding  Account  will be applied to the purchase of Additional  Receivables  not more  frequently  than monthly during the  Pre-Funding  Period  unless the  Insurer  consents  to more frequent  transfers.  See "The Trust  Agreements,Sale and Assignment of
                                            Receivables" herein.

Pre-Funding Period
Reserve Account........................     On the Closing  Date,  the  Indenture  Trustee at the  direction of the
                                            Seller will  deposit  approximately  $154,832.00  from the  proceeds of the sale of the Notes  into the  Pre-Funding  Period  Reserve  Account.
                                            Amounts   deposited   therein   will  be   transferred   to  the   Note
                                            Distribution   Account   by  the   Trust   Collateral   Agent  on  each
                                            Distribution  Date occurring on or prior to the Distribution  Date next succeeding  termination  of the  Pre-Funding  Period in an amount equal to the  excess of (i)  interest  accrued  at the  Interest  Rate on the amount of funds on deposit in the  Pre-Funding  Account  for the period from and  including the  preceding  Distribution  Date (or, in the case
                                            of  the  first   Distribution  Date,  the  Closing  Date)  to  but  not
                                            including  the current  Distribution  Date over (ii) the actual  amount of  investment  earnings  on  amounts  on  deposit  in the  Pre-Funding
                                            Account from and  including  the  preceding  Distribution  Date (or, in the case of the  first  Distribution  Date,  the  Closing  Date) to the current  Distribution  Date. If after making any required  transfers to the Note  Distribution  Account on any

                                            Distribution  Date the  amount  on  deposit  in the  Pre-Funding  Period
                                            Reserve Account exceeds the Required Reserve Amount (as defined herein), the Trust Collateral Agent will distribute such excess to the Seller. On
                                            the  Distribution   Date  related  to  the  Reporting  Date  immediately
                                            following  termination of the Pre-Funding  Period, any amounts remaining in the Pre-Funding Period Reserve Account (after application to interest payable  on the Notes as  described  above)  shall be paid to the Seller
                                            pursuant  to  the  Sale  and  Servicing   Agreement.   Thereafter,   the
                                            Pre-Funding Period Reserve Account shall be closed.

Spread Account.........................     The Spread Account will be  established  and maintained by Harris Trust and Savings Bank, as collateral  agent (the  "Collateral  Agent") under the Spread Account  Agreement,  dated as of the Closing Date, among the
                                            Seller,  the  Insurer and the  Collateral  Agent (the  "Spread  Account
                                            Agreement").  The Spread  Account  will not be  property  of the Trust, but  will be held  by the  Collateral  Agent  for  the  benefit  of the
                                            Noteholders  and the  Insurer.  The  Spread  Account  will be funded on the  Closing  Date with a portion  of the  proceeds  of the sale of the
                                            Notes in the amount of $3,745,054.95  and, on each  Distribution  Date, from  amounts  otherwise  distributable  in respect of  deposits to the
                                            Pre-funding  Period  Reserve  Account,   payment  of  certain  expenses
                                            payable  by  the  Trust  and  the   Certificates.   See  "The  Notes  -
                                            Distributions  and  Payments"  herein.  Pursuant to the Spread  Account
                                            Agreement,  amounts on deposit in the Spread  Account will be available to pay the  Servicing  Fee and certain other fees payable by the Trust,
                                            to  make  distributions  of  the  Note  Distributable   Amount  on  any
                                            Distribution  Date to the  Noteholders  and to make payments due to the
                                            Insurer  pursuant to the Sale and  Servicing  Agreement,  the Insurance
                                            Agreement  or  the  Indenture.   Because  the  Spread  Account  may  be
                                            amended or terminated or the amount  required to be on deposit  therein
                                            may  be  reduced  by  the  Insurer   (prior  to  the   occurrence   and
                                            continuation  of an  Insurer  Default)  with the  consent of the Seller but  without the consent of the  Indenture  Trustee or the  Noteholders and  amounts on deposit or to be  deposited  in the Spread  Account may be  distributed  to persons  other than the Insurer or the  Noteholders without the  consent of the  Noteholders,  Noteholders  should not rely on the Spread  Account for  payments of  principal  of, or interest on, the Notes. See "The Notes - Subordination of the  Certificates;  Spread
                                            Account" herein.

The Policy.............................     On the Closing  Date,  the  Insurer  will issue the Policy to the Trust
                                            Collateral  Agent for the benefit of the Noteholders  pursuant to which the Insurer  will  unconditionally  and  irrevocably  guarantee  to the

                                            Noteholders   the  payment  of  interest  due  on  the  Notes  on  each
                                            Distribution  Date and the  ultimate  payment in full of the  principal amount  of the  Notes  remaining


                                            outstanding on the Final  Scheduled  Distribution  Date, in each case in accordance  with  the  terms  and  conditions  of the  Policy.  See "The
                                            Policy." The Insurer will have the right to terminate  the Servicer upon the  occurrence of a Servicer  Termination  Event.  See "The Policy" and
                                            "The Sale and Servicing Agreement - Servicer Termination Event" herein.

Mandatory Retransfer of Certain
 Receivables...........................     The  Seller  will make  certain  warranties  in the Sale and  Servicing
                                            Agreement with respect to the  Receivables.  If (i) the Seller breaches any such  warranty  with  respect  to a  Receivable,  (ii) such  breach materially  and  adversely  affects the  interests of the  Noteholders, the  Certificateholders  or the Insurer in such  Receivable,  and (iii)
                                            the Seller does not correct or cure such breach by the  Reporting  Date occurring  during the second full calendar  month  following  discovery by the Servicer,  any  subservicer  or the Seller or the date the Trust
                                            Collateral  Agent received  notice of such breach  pursuant to the Sale and  Servicing  Agreement,  the Seller will be  required to  repurchase such  Receivable  pursuant  to the Sale and  Servicing  Agreement  (any
                                            Receivable so repurchased,  a  "Retransferred  Receivable").  NAFI will generally be obligated to repurchase  such  Receivable  from the Seller
                                            pursuant  to  the  Purchase  Agreements   contemporaneously   with  the
                                            Seller's  repurchase  from  the  Trust.  In  addition,  the  repurchase obligations of NAFI under the Purchase  Agreements  will be assigned by the  Seller  to the  Trust  and by the  Trust to the  Trust  Collateral
                                            Agent for the  benefit of the  Noteholders  and the  Insurer and may be enforced  by the  Trust  Collateral  Agent  in  the  event  the  Seller defaults in its repurchase  obligation.  No assurance can be given that the  Seller or NAFI will at any time have  sufficient  funds to satisfy any such retransfer  requirement.  Mandatory  retransfers to the Seller of the  Receivables  will  reduce  the  average  life of the  Notes and
                                            could  result  in  the  Holders  of  the  Notes  receiving   unexpected
                                            principal  payments at a time when such  Holders are unable to reinvest such payments in  investments  having a yield and rating  comparable to the  yield  and  rating on the  Notes.  See  "Risk  Factors - Yield and
                                            Prepayment Considerations."

Tax Status ............................     Subject  to the  discussion  below  (See  "Certain  Federal  Income Tax
                                            Consequences"),  under the Internal  Revenue Code of 1986 (the "Code"),
                                            as  amended,  and  existing   regulations,   administrative  rules  and
                                            judicial  decisions,  counsel to the Seller is of the opinion  that the
                                            Notes will be  characterized  as  indebtedness  for federal  income tax purposes  and the Trust  will not be  characterized  as an  association
                                            (or a publicly  traded  partnership)  that is taxable as a corporation.
                                            Each  Noteholder,  by the  acceptance  of a Note,  will  agree to treat the  Notes  as  indebtedness  for  federal  income  tax  purposes.  See
                                            "Certain


                                            Federal  Income  Tax  Consequences"   herein  and  in  the  accompanying
                                            Prospectus.

ERISA Considerations ..................     Subject to the conditions  and  considerations  discussed  under "ERISA
                                            Considerations,"  the Notes  are  eligible  for  purchase  by  pension, profit-sharing  or other  employee  benefit plans as well as individual
                                            retirement   accounts  and  certain  types  of  Keogh  Plans  (each,  a
                                            "Benefit Plan").  See "ERISA Considerations" herein.

Rating ................................     As a condition of  issuance,  the Notes will be rated "AAA" by Standard
                                            & Poor's  Ratings  Services  ("S&P")  and  "Aaa" by  Moody's  Investors
                                            Service,   Inc.   ("Moody's"  and,   together  with  S&P,  the  "Rating
                                            Agencies")  primarily on the basis of the issuance of the Policy by the
                                            Insurer.  There is no  assurance  that the ratings  initially  assigned to the Notes  will not  subsequently  be lowered  or  withdrawn  by the
                                            Rating  Agencies.  Such ratings will not  constitute  an  assessment of
                                            the   likelihood   that  principal   prepayments  on  the   Receivables
                                            underlying  the Notes  will be made by the  Obligors  thereon or of the degree to which the rate of such  prepayments  might  differ  from that originally anticipated. See "Risk Factors - Ratings on Notes" herein.

                                  RISK FACTORS

         Prospective Noteholders should consider, in addition to the factors described under "Risk Factors" in the Prospectus, the following factors in connection with the purchase of the Notes:

Geographic Concentration of Receivables

         As of the Initial Cut-off Date, Obligors with respect to approximately 19.19%, 18.09% and 12.78% of the Receivables (based on Initial Cut-off Date principal balance and mailing addresses) were located in North Carolina, Georgia and Florida, respectively. See "The Receivables Pool." Accordingly, adverse economic conditions or other factors particularly affecting any of these states could adversely affect the delinquency, loan loss or repossession experience of the Trust with respect to the Receivables.

Limited Operating History

         NAFI, through two affiliated limited partnerships, commenced operations in September 1994. Although NAFI has calculated and presented herein its net loss experience with respect to its servicing portfolio of Receivables, there can be no assurance that the information presented will reflect actual future experience with respect to the Receivables. In addition, there can be no assurance that the future delinquency, loan loss or repossession experience of the Trust with respect to the Receivables will be better or worse than that set forth herein with respect to NAFI's servicing portfolio. See "The Receivables Pool - Delinquency, Repossession and Loss Information" herein.

Delinquency, Loan Loss and Repossession Experience

         During 1997, NAFI experienced significant servicing and collections problems with its servicing portfolio, which NAFI believes resulted primarily from serious deficiencies in the servicing and collection performance of its outside servicer.

         Prior to July 1997, substantially all of the day-to-day servicing functions with respect to NAFI's portfolio of motor vehicle retail installment sale contracts were performed by an outside servicer subject to supervision by NAFI. NAFI commenced operations in its internal servicing division (the "Servicing Division") during July 1997 and had hired 74 employees as of December 31, 1997 for both collections and servicing of its receivables. The Servicing Division began assuming collections responsibility for receivables more than 30 days past due in July 1997, and assumed responsibility for collections of the entire servicing portfolio on October 1, 1997, although it continues to substantially rely on and use its outside servicer for certain customer service and management information systems ("MIS") functions (which include, but are not limited to, payment processing, invoicing, insurance and certificate of title tracking capabilities and certain disaster recovery capabilities). NAFI expects to begin customer service and MIS operations in the first quarter of 1998, although there can be no assurance that NAFI will be able to do so. During the anticipated transition period when its outside servicer continues to provide customer service and MIS operations for the servicing portfolio, NAFI will experience certain duplicative costs and will not have complete self-management of the quality and timeliness of servicing efforts.

         NAFI had not serviced or collected receivables prior to July 1997 and therefore is subject to the inherent risks associated with initiating new operations, such as unforeseen operational, financial and management problems. There can be no assurance that NAFI will be able to service and collect the servicing portfolio on a cost effective and timely basis or that future delinquency and loss ratios will not increase. Industry experience indicates that increases in delinquencies and defaults are likely to result immediately following servicing transfers.

Reliance Upon Cash Flows from Prior Securitizations

         NAFI and the Seller have agreements with the Insurer in connection with certain prior securitizations that permit the Insurer to exercise certain remedies in the event that delinquencies, defaults or net losses on the related portfolio of receivables exceed established levels (such events, "portfolio performance defaults"). Such remedies include the deposit to the related spread account of funds otherwise distributable to the Seller, termination of the Servicer and, in certain instances, liquidation of the receivables and prepayment of the related securities. There have occurred certain portfolio performance defaults with respect to two prior securitization transactions. As a consequence, the reserve level required to be maintained in the related spread account has increased in accordance with the terms of the related spread account agreement. NAFI believes that such increase has not had and will not have a material effect on its business or its expansion plans, including its securitization program. The Insurer has waived certain other remedies available to it in respect of such portfolio performance defaults. However, an increase in delinquencies, defaults or net losses on the portfolios of receivables relating to such prior securitizations may result in an Insurance Agreement Event of Default under both the prior securitizations and the securitization described in this Prospectus Supplement. Any increase in limitations on cash flow available to NAFI from permanent securitization trusts, NAFI's inability to obtain any necessary waivers from FSA or the termination of NAFI as Servicer could materially adversely affect NAFI's financial condition, results of operations and cash flows.

Ratings on Notes

         It is a condition to the issuance of the Notes that they be rated "AAA" by S&P and "Aaa" by Moody's primarily on the basis of the issuance of the Policy by the Insurer. A rating is not a recommendation to purchase, hold or sell the Notes. There is no assurance that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future so warrant. In the event that the rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, including by reason of a downgrading of the Insurer's claims-paying ability, no person or entity will be obligated to provide any additional credit enhancement with respect to the Notes. Any reduction or withdrawal of a rating may have an adverse effect on the liquidity and market price of the Notes.

Yield and Prepayment Considerations

         The Notes will be redeemed in part on the Distribution Date following the end of the Pre-Funding Period if and to the extent that Additional Receivables are not transferred to the Trust in amounts sufficient to fully utilize the Pre-Funded Amount.

         On the Closing Date, $75,504,414.69 in aggregate outstanding principal amount of Initial Receivables will be transferred and assigned to the Trust by the Seller. In addition, on the Closing Date the Pre-Funded Amount will be deposited by the Indenture Trustee in the Pre-Funding Account from the proceeds of the sale of the Notes. NAFI's inability to generate Additional Receivables during the Pre-Funding Period in an amount sufficient to permit application of the entire Pre-Funded Amount to the purchase of Additional Receivables will result in a Mandatory Redemption on the Distribution Date relating to the Reporting Date next succeeding the termination of the Pre-Funding Period in an amount equal to the amount remaining on deposit in the Pre-Funding Account less any undistributed investment earnings on deposit therein. In addition, any transfer and assignment of Additional Receivables to the Trust will be subject to the satisfaction, on or before the related Subsequent Transfer Date, of the following conditions, among others: (i) each such Additional Receivable must satisfy the eligibility criteria with respect to the Receivables specified in the Sale and Servicing Agreement; (ii) as of such Subsequent Transfer Date, the Receivables in the Trust, together with the Additional Receivables to be transferred and assigned by the Seller to the Trust on such Subsequent Transfer Date, must meet the following criteria (computed based on the characteristics of the Initial Receivables on the Initial Cut-off Date and any Additional Receivable as of the related Subsequent Cut-off Date): (a) the weighted average APR of such Receivables must not be less than 18.00%, (b) the weighted average remaining term of such Receivables must not be greater than 55 months, (c) not more than 80% of the aggregate outstanding principal balance of such Receivables may relate to loans for the purchase of used Financed Vehicles, and (d) the final scheduled payment date on the Receivable with the latest maturity will not be later than April 21, 2003; (iii) the Seller shall have executed and delivered to the Owner Trustee a written assignment (a "Subsequent Transfer Agreement") conveying such Additional Receivables to the Trust (including a schedule identifying such Additional Receivables); and (iv) the Insurer shall, in its sole and absolute discretion, have consented in writing to the transfer and assignment of such Additional Receivables to the Trust.

         It is anticipated that the Additional Receivables Purchase Price of Additional Receivables transferred and assigned to the Trust will not be exactly equal to the amounts on deposit in the Pre-Funding Account and, therefore, that there will be at least a nominal amount of principal prepaid to the Noteholders on the Distribution Date immediately following the end of the Pre-Funding Period.

Dependence on NAFI for the Transfer of Additional Receivables

         None of the Seller, NAFI or any affiliate of either is generally obligated to make any payments in respect of the Notes or the Receivables. However, the ability of the Seller to transfer and assign Additional Receivables to the Trust on Subsequent Transfer Dates is completely dependent upon the generation or acquisition of additional motor vehicle retail installment sale contracts by NAFI. If, during the Pre-Funding Period, NAFI is unable to generate or acquire sufficient additional motor vehicle retail installment sale contracts to the Seller, or if such contracts do not satisfy the eligibility criteria described herein, the ability of the Seller to transfer and assign Additional Receivables to the Trust will be adversely affected. There can be no assurance that NAFI will continue to generate or acquire motor vehicle installment sale contracts that satisfy the criteria set forth in the Sale and Servicing Agreement at the same rate that they have generated or acquired such contracts in recent months or that the Insurer will consent to the transfer of such contracts to the Trust.

Events of Default Under the Indenture

         So long as no Insurer Default shall have occurred and be continuing, neither the Indenture Trustee nor the Noteholders may declare an Event of Default under the Indenture and an Event of Default will occur only upon delivery by the Insurer to the Indenture Trustee of notice of the occurrence of certain events of default under the Insurance Agreement. Upon the occurrence of an Event of Default under the Indenture (so long as an Insurer Default shall not have occurred and be continuing), the Insurer will have the right, but not the obligation, to cause the liquidation, in whole or in part, of the Trust Property, which will result in redemption, in whole or in part, of the Notes. Following the occurrence of an Event of Default, the Indenture Trustee will continue to submit claims as necessary under the Policy to enable the Trust to continue to make payments of the Scheduled Payments with respect to the Notes.

Following the occurrence of an Event of Default, however, the Insurer may, in its sole discretion, elect to pay all or any portion of the outstanding principal amount of the Notes, plus accrued interest thereon.

                                    THE TRUST

         The following information supplements the information contained in the accompanying Prospectus. Prospective Noteholders should consider, in addition to the information below, the information under "The Trusts" in the accompanying Prospectus.

         The Issuer, National Auto Finance 1998-1 Trust, is a business trust formed under the laws of the State of Delaware. The Seller will establish the Trust pursuant to the Trust Agreement and will transfer and assign the Receivables and the other Trust Property to the Trust in exchange for the Certificates. Prior to such sale and assignment, the Trust will have no assets or obligations. The Trust will not engage in any business activity other than acquiring and holding the Trust Property, issuing the Certificates and the Notes, distributing payments thereon and engaging in other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto.

         Each Note will be secured by the pledge of the Trust Property by the Trust to the Trust Collateral Agent for the benefit of the Indenture Trustee, on behalf of the Noteholders, and the Insurer. The Trust Property will include (i) the Receivables, (ii) all monies paid or payable thereunder on or after the applicable Cut-off Date, (iii) an assignment of the security interests of NAFI in the Financed Vehicles, (iv) the Receivable Files, (v) such assets as shall from time to time be deposited in the Collection Account (the "Collection Account"), the Distribution Account (the "Distribution Account"), the Note Distribution Account (the "Note Distribution Account"), the Pre-Funding Account and the Pre-Funding Period Reserve Account (as defined herein), each established pursuant to the Sale and Servicing Agreement or the Indenture, (vi) property that secured a Receivable and that has been acquired by repossession or otherwise, (vii) all rights to insurance proceeds and liquidation proceeds with respect to the Receivables and the Financed Vehicles, (viii) certain rights of NAFI against Dealers under the Dealer Agreements and against Originators under the Originator Agreements, (ix) all right, title and interest of the Seller in and to the Purchase Agreements, (x) certain other rights under the Sale and Servicing Agreement in respect of representations and warranties made by the Seller regarding the Receivables and (xi) the income and proceeds of the foregoing and any and all rights to enforce the foregoing. See "The Receivables" and "Description of the Purchase Agreements and the Trust Documents - Collections" in the accompanying Prospectus.

         Omni Financial Services of America, Inc., as custodian on behalf of the Trust, will initially hold the original installment sale contracts as well as copies of documents and instruments relating to the Receivables and evidencing the security interest in the Financed Vehicle securing each Receivable (the "Receivable Files"). It is anticipated that Omni Financial Services of America, Inc. will transfer the Receivable Files to the Trust Collateral Agent contemporaneously with the assumption by NAFI's Servicing Division of all customer service and management information systems functions currently subcontracted by NAFI, and thereafter the Trust Collateral Agent, or a custodian on behalf of the Trust Collateral Agent, will maintain possession of the Receivable Files. In order to protect the Trust's ownership interest in the Receivables and the Trust Collateral Agent's security interest in the Receivables, the NAFI Transferors and the Seller will each file UCC-1 financing statements in Florida and Delaware to give notice of the Trust's ownership of the Receivables and the related Trust Property and the Trust will file UCC-1 financing statements in Florida and Delaware to give notice of the Trust

Collateral Agent's security interest in the Trust Property for the benefit of the Indenture Trustee and the Insurer.

The Owner Trustee

         Wilmington Trust Company, the Owner Trustee under the Trust Agreement, is a Delaware banking corporation and its principal offices are located at 1100 North Market Street, Rodney Square North, Wilmington, DE, 19890. The Owner Trustee will perform limited administrative functions under the Trust Agreement. The Owner Trustee's duties in connection with the issuance and sale of the Notes is limited solely to the express obligations of the Owner Trustee set forth in the Trust Agreement and the Sale and Servicing Agreement.

The Indenture Trustee

         Harris Trust and Savings Bank is the Indenture Trustee (the "Indenture Trustee") under the Indenture, the Trust Collateral Agent (the "Trust Collateral Agent") under the Sale and Servicing Agreement and the Collateral Agent (the "Collateral Agent")) under the Spread Account Agreement. Harris Trust and Savings Bank is an Illinois banking association the principal offices of which are located at 311 West Monroe Street, Chicago, Illinois 60606 (telephone (312) 461-4662).

                                 USE OF PROCEEDS

         The net proceeds to be received by the Seller from the sale of the Notes will be applied (i) to the purchase of the Receivables from Funding Trust II, (ii) to make the initial deposit to the Spread Account, (iii) to make the deposit of the Pre-Funded Amount to the Pre-Funding Account and (iv) to make the initial deposit to the Pre-Funding Period Reserve Account. Substantially all of the proceeds of the sale of the Initial Receivables by Funding Trust II to the Seller will be distributed to First Union National Bank as holder of the most senior class of certificates issued by a trust with respect to which Funding Trust II acts as depositor. First Union National Bank is an affiliate of the Underwriter.

                              THE RECEIVABLES POOL

General

         The Seller will acquire (i) the Initial Receivables from National Financial Auto Funding Trust II ("Funding Trust II"), a Delaware business trust wholly-owned by NAFI and affiliates of NAFI, on the Closing Date pursuant to the Sale Agreement and (ii) the Additional Receivables from NAFI pursuant to a Purchase and Contribution Agreement, dated as of the Closing Date (the "Purchase Agreement" and, together with the Sale Agreement, the "Purchase Agreements") between the Seller and NAFI. NAFI and Funding Trust II, in their capacities as transferors of the Receivables to the Seller, are herein referred to collectively as the "NAFI Transferors." The Initial Receivables represent, as of the Initial Cut-off Date, and the Subsequent Receivables will represent, as of the related Subsequent Cut-off Date, a substantial portion of NAFI's retail motor vehicle installment sale contracts which (a) are secured by a new or used automobile, light-duty truck, van or minivan, (b) have a remaining maturity, original maturity and an APR at origination within the ranges set forth in this paragraph, (c) are dated on or after February 15, 1995, (d) were not more than 30 days delinquent as of the Initial Cut-off Date or the Subsequent Cut-off Date, as the case may be, and (e) satisfy the representations and warranties required to be made with respect thereto under the Sale and Servicing Agreement. Approximately 80.10% of the Receivables (by outstanding principal balance as of the Initial Cut-off
Date) were acquired by NAFI from Dealers pursuant to Dealer Agreements and the balance of the Receivables were acquired by NAFI from other Originators pursuant to Originator Agreements. As of the Initial Cut-off Date, approximately 98.11% of the Receivables (by outstanding principal balance) were fully amortizing with level payments over their terms. As of the Initial Cut-off Date, Initial Receivables representing approximately 77.38% of the outstanding principal balance of the Initial Receivables were secured by Financed Vehicles that were used vehicles at the time of origination and the remainder were secured by Financed Vehicles that were new at such time. All Initial Receivables have an APR of at least 14.49% and not more than 30.10% and the weighted average APR of the Initial Receivables is approximately 19.19%. The Initial Receivables had remaining scheduled maturities as of the Initial Cut-off Date of at least one month but not more than 60 months and original maturities of at least 9 months but not more than 60 months. The final scheduled payment date on the Initial Receivable with the latest maturity is December 15, 2002. The weighted average remaining scheduled maturity of the Initial Receivables as of the Initial Cut-off Date was approximately 51.82 months. The average outstanding principal balance per Initial Receivable as of the Initial Cut-off Date was approximately $11,856.85. Initial Receivables providing for payment according to the simple interest and the actuarial method represent approximately 87.47% and 12.53%, respectively, of the aggregate principal balance of the Initial Receivables as of the Initial Cut-off Date. Based upon the Servicer's billing records, the Dealers and Originators with respect to the Initial Receivables were domiciled in 35 states as of the Initial Cut-off Date.

        Composition of Initial Receivables as of the Initial Cut-off Date

Weighted Average   Aggregate Principal     Number of      Average Principal      Weighted Average        Weighted Average
     Annual              Balance        Receivables in         Balance           Original Term to        Remaining Term to
 Percentage Rate         -------             Pool              -------          Maturity (Range)(1)     Maturity (Range)(1)
 of Receivables                              ----                               -------------------     -------------------
   (Range)(1)
   ----------
     19.19%           75,504,414.69          6,368            11,856.85                55.62                   51.82

(14.49 - 30.10%)                                                                   (9 - 60 Mo.)            (1 - 60 Mo.)

--------------------------------------------------------
(1) Based on outstanding principal balance of Initial Receivables as of the

    Initial Cut-off Date.

The following table sets forth information, as of the Initial Cut-off Date, regarding the number, outstanding principal balances and percentages of the Pool Outstanding Principal Balance of the Initial Receivables in each of the states listed below, determined on the basis of the geographic location of the Dealer or Originator, as applicable, as reflected in the records of the Servicer.

                                Outstanding
                Number of        Principal     Percentage of Pool     Weighted Average   Weighted Average      Average Outstanding
    State         Loans           Balance    Outstanding Principal    Original Term to  Remaining Maturity      Principal Balance
    -----       ---------       -----------         Balance             Maturity in     of Receivables in         of Receivables
                                             ---------------------         Months             Months           ------------------
                                                                      ----------------  ------------------

 Alabama                3       26,965.51                    0.04%         51.83              43.48                8,988.50

 Arizona               35      337,806.88                    0.45%         53.74              41.90                9,651.63

 California           509    5,130,836.30                    6.80%         52.92              45.71               10,080.23

 Colorado               5       49,086.43                    0.07%         55.44              51.89                9,817.29

 Connecticut           46      605,736.39                    0.80%         56.99              54.92               13,168.18

 Florida             1074    9,661,991.60                   12.80%         51.31              42.17                8,996.27

 Georgia             1120   13,837,952.31                   18.33%         55.83              53.09               12,355.31

 Idaho                  2       16,159.13                    0.02%         51.66              39.48                8,079.57

 Illinois              95      821,709.27                    1.09%         49.91              40.52                8,649.57

 Indiana               13       97,275.29                    0.13%         48.34              40.54                7,482.71

 Iowa                   1        9,683.08                    0.01%         54.00              46.00                9,683.08

 Kansas                19      211,714.48                    0.28%         53.90              50.11               11,142.87

 Kentucky               3       23,794.24                    0.03%         43.92              39.60                7,931.41

 Louisiana             45      506,686.07                    0.67%         52.90              47.72               11,259.69

 Maryland             192    2,459,827.96                    3.26%         56.75              55.18               12,811.60

 Massachusetts          2        9,860.26                    0.01%         36.00              25.38                4,930.13


 Minnesota              3       31,461.94                    0.04%         50.46              44.61               10,487.31

 Mississippi            9       89,552.65                    0.12%         51.88              45.95                9,950.29

 Missouri              84    1,052,279.99                    1.39%         56.88              53.95               12,527.14

 Nevada                 2       22,086.15                    0.03%         52.04              44.14               11,043.08

 New Jersey           187    2,562,468.74                    3.39%         56.65              54.60               13,703.04

 New Mexico             8       99,620.50                    0.13%         57.85              55.15               12,452.56

 New York             195    2,652,873.79                    3.51%         57.37              54.96               13,604.48

 North Carolina      1131   14,864,546.38                   19.69%         57.31              55.11               13,142.83

 Ohio                  38      317,701.76                    0.42%         47.33              41.13                8,360.57

 Oklahoma              28      292,437.58                    0.39%         53.56              50.76               10,444.20

 Oregon                 1       10,220.15                    0.01%         60.00              57.00               10,220.15

 Pennsylvania         169    1,669,659.32                    2.21%         54.29              50.67                9,879.64

 South Carolina       481    5,880,371.53                    7.79%         56.62              54.06               12,225.30

 Tennessee            226    3,078,283.08                    4.08%         57.75              55.71               13,620.72

 Texas                404    5,739,310.98                    7.60%         57.63              54.99               14,206.22

 Virginia             235    3,313,210.24                    4.39%         57.39              55.12               14,098.77

 Washington             1        8,477.67                    0.01%         48.00              39.00                8,477.67

 West Virginia          1        7,169.61                    0.01%         36.00              27.00                7,169.61

 Wisconsin              1        5,597.43                    0.01%         42.00              33.00                5,597.43

 Total               6368   75,504,414.69                  100.00%

                                 Final Scheduled
                   Weighted      Payment Date of
    State         Average APR    Receivable With
    -----         -----------    Latest Maturity
                                 ---------------


 Alabama             21.00        09/14/01

 Arizona             23.41        02/28/02


 California          20.15        12/15/02

 Colorado            21.00        08/10/02

 Connecticut         16.65        12/04/02

 Florida             20.71        12/14/02

 Georgia             19.17        12/14/02

 Idaho               22.83        06/19/01

 Illinois            23.68        12/09/02

 Indiana             20.66        07/11/02

 Iowa                21.00        09/19/01

 Kansas              17.98        12/13/02

 Kentucky            21.64        06/06/01

 Louisiana           19.57        11/14/02

 Maryland            19.11        12/13/02

 Massachusetts       19.68        07/30/00

 Minnesota           20.64        01/13/02

 Mississippi         19.60        11/05/02

 Missouri            17.63        12/05/02

 Nevada              18.21        12/23/01

 New Jersey          19.23        12/13/02

 New Mexico          18.75        12/06/02

 New York            18.72        12/13/02

 North Carolina      18.51        12/15/02

 Ohio                22.93        07/12/02

 Oklahoma            17.93        11/08/02

 Oregon              18.49        08/21/02

 Pennsylvania        18.98        12/15/02

 South Carolina      19.01        12/13/02


 Tennessee           18.11        12/15/02

 Texas               18.42        12/15/02

 Virginia            18.53        12/15/02

 Washington          21.00        02/26/01

 West Virginia       18.00        02/01/00

 Wisconsin           21.00        08/17/00

 Total

  Distribution Of The Initial Receivables By APR As Of The Initial Cut-off Date

                                             Percentage of                     Weighted Average
                                                  Pool                        Remaining Term to    Average
                                Outstanding   Outstanding   Weighted Average     Maturity of     Outstanding Final Scheduled Payment
                  Number of       Principal    Principal    Original Term to    Receivables in    Principal  Date of Receivable With
      APR        Receivables        Balance     Balance    Maturity in Months       Months       Balances of     Latest Maturity
      ---        -----------    -----------   -----------  ------------------ -----------------  -----------       Receivables
                                                                                                                   ------------

 14.001 - 15.000        24       419,529.09        0.56%          59.51              57.47         17,480.38        12/12/02
 15.001 - 16.000        20       349,021.21        0.46%          59.70              57.09         17,451.06        12/12/02
 16.001 - 17.000       918    14,253,649.19       18.88%          59.82              57.86         15,526.85        12/15/02
 17.001 - 18.000     1,452    20,297,725.75       26.88%          58.56              55.99         13,979.15        12/15/02
 18.001 - 19.000     1,298    15,990,410.73       21.18%          56.51              52.74         12,319.27        12/15/02
 19.001 - 20.000       537     5,691,965.18        7.54%          53.54              48.66         10,599.56        12/12/02
 20.001 - 21.000       765     7,188,087.31        9.52%          50.82              44.15          9,396.19        12/13/02
 21.001 - 22.000       408     4,102,218.20        5.43%          51.25              48.26         10,054.46        12/10/02
 22.001 - 23.000        71       727,435.21        0.96%          53.95              48.06         10,245.57        12/05/02
 23.001 - 24.000        93       834,980.24        1.11%          50.16              42.48          8,978.28        10/24/02
 24.001 - 25.000       356     3,039,372.46        4.03%          46.52              41.10          8,537.56        12/08/02
 25.001 - 26.000       186     1,239,686.15        1.64%          43.88              30.11          6,664.98        11/05/01
 26.001 - 27.000        99       619,105.84        0.82%          39.81              30.84          6,253.59        11/09/01
 27.001 - 28.000        47       295,003.51        0.39%          38.48              32.30          6,276.67        11/07/02
 28.001 - 29.000        57       289,180.02        0.38%          35.82              23.68          5,073.33        10/09/00
 29.001 - 30.000        36       164,760.07        0.22%          31.13              21.19          4,576.67        06/30/00
 30.001 - 31.000         1         2,284.53        0.00%          18.00               8.00          2,284.53        07/08/98
 Grand Total         6,368    75,504,414.69      100.00%

Originator Concentration

         Two Originators originated approximately 6.37% and 3.75%, respectively, of the aggregate principal balance of the Initial Receivables as of the Initial Cut-off Date. No other Originator, Dealer or group of affiliated Dealers originated more than 2.84% of the aggregate principal balance of the Initial Receivables as of the Initial Cut-off Date. The failure of any one or more Originators or Dealers to repurchase Receivables under an Originator Agreement or Dealer Agreement with NAFI upon breaches of representations or warranties made with respect thereto could materially and adversely impact NAFI's ability to honor any corresponding repurchase obligation under the Trust Documents and consequently the Seller's ability to honor any corresponding retransfer obligation under the Trust Documents. Although NAFI historically has not had any material problems with Originators or Dealers failing to honor their repurchase obligations, no representations are made as to the financial condition of any Originator or Dealer and no assurance can be given that any Originator or Dealer from whom NAFI purchased Receivables will have the financial ability to perform its repurchase obligations, if any, under its Originator Agreement or Dealer Agreement, as applicable. In the event that full payment of a Receivable required to be retransferred to the Seller is not received, the Seller defaults in its obligation to accept a retransfer of such Receivable, the obligor under such Receivable defaults thereon and the Insurer fails to pay any claim under the Policy, Noteholders may sustain a loss of principal and interest on their Notes.

Average Life of the Receivables

         As of the Initial Cut-off Date, the weighted average remaining scheduled maturity of the Initial Receivables was approximately 51.82 months, based on the following assumptions: (i) the Initial Receivables have the characteristics described herein, (ii) all scheduled payments on the Initial Receivables will be made on the last day of each month, and (iii) no principal prepayments in full (including prepayments resulting from defaults, from repurchases of Initial Receivables by the Seller or the Servicer and from the application of insurance proceeds) will be made on the Initial Receivables.

         As described in the related Prospectus under the caption "The Receivables - Types of Receivables - Simple Interest Receivables," additional payments may be scheduled at the maturity dates of certain Receivables as a result of late payments thereon, which could have the effect of extending the weighted average remaining scheduled maturity of the Receivables at any given time. In addition, the maturity dates of the Receivables may be extended under the circumstances described in the accompanying Prospectus under the caption "Description of the Purchase Agreements and the Trust Documents - Collection and Servicing Procedures."

         Prepayments on automobile receivables can be measured relative to a prepayment standard or model. The model used in this Prospectus Supplement, the Absolute Prepayment Model ("ABS"), represents an assumed rate of prepayment each month relative to the original number of receivables in a pool of receivables. ABS further assumes that all the receivables are the same size in a given assumed pool and amortize at the same rate and that each receivable in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of receivables originally containing 10,000 receivables, a 1% ABS rate means that 100 receivables prepay each month. ABS does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of receivables, including the Receivables.

         The table captioned "Percent of Initial Note Principal Balance at Various ABS Percentages" (the "ABS Table") has been prepared on the basis of the following assumptions: (i) the closing date for the

Notes occurs on January 20, 1998, (ii) distributions on the Notes are made on the 21st day of each month regardless of the day on which the Distribution Date actually occurs, commencing on January 21, 1998, (iii) no delinquencies or defaults in the payment of principal and interest on the Receivables are experienced, (iv) no Receivable is repurchased for breach of representation and warranty or otherwise, (v) the Cut-off Date for the Initial Receivables is December 15, 1997 , (vi) the Due Period related to each Distribution Date is the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, from and including the Initial Cut-off Date to December 31, 1997), (vii) during the Pre-Funding Period new Receivables are transferred to the trust with an Additional Receivables Purchase Price equal to the Pre-Funded Amount in three equal monthly transfers, with a term of 56 months and an APR of 19.19% per annum, (viii) prepayments on the Receivables are received on the last day of each month at the indicated ABS prepayment speed, (ix) the Servicing Fee is 2% per annum, (x) no Event of Default under the Indenture occurs, (xi) the Receivables Pool had an aggregate outstanding principal balance of $75,504,414.69 as of the Initial Cut-off Date, a weighted average remaining term of 52 months, weighted average seasoning of 4 months and a weighted average APR of 19.19%, (xii) scheduled payments on each of the Receivables are timely received and (xiii) no Servicer Termination Event, Optional Redemption or Mandatory Redemption occurs (collectively, the "Modeling Assumptions").

         The ABS Table indicates, based on the assumptions set forth above, the percentages of the initial principal amount of Note Balance of the Notes that would be outstanding after each of the Distributions Dates shown at various percentages of ABS and the corresponding weighted average lives of such Notes. The actual characteristics and performance of the Receivables will differ from the assumptions used in constructing the ABS Table. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. For example, it is very unlikely that the Receivables will prepay at a constant level of ABS until maturity or that all of the Receivables will prepay at the same level of ABS. Moreover, the diverse terms of the Receivables could produce slower or faster principal distributions than indicated in the ABS Table at the various constant percentages of ABS specified, even if the original and remaining terms to maturity of the Receivables are as assumed. Any difference between such assumptions and the actual characteristics and performance of the

Receivables, or actual prepayment experience, will affect the percentages of initial balances outstanding over time and the weighted average lives of the Notes.

           PERCENT OF INITIAL NOTE BALANCE AT VARIOUS ABS PERCENTAGES

                                                               ABS Prepayment Speed
Distribution Date                    1.00%             1.50%             1.70%            2.00%             2.50%
                              ----------------------------------------------------------------------------------------
          Closing                  100.00%           100.00%           100.00%          100.00%           100.00%
            1/21/98                 98.16%            97.72%            97.54%           97.26%            96.78%
            2/21/98                 96.20%            95.29%            94.92%           94.35%            93.37%
            3/21/98                 94.10%            92.72%            92.15%           91.28%            89.78%
            4/21/98                 91.88%            89.99%            89.22%           88.03%            86.00%
            5/21/98                 89.66%            87.29%            86.31%           84.83%            82.27%
            6/21/98                 87.45%            84.60%            83.44%           81.66%            78.59%
            7/21/98                 85.24%            81.94%            80.59%           78.52%            74.97%
            8/21/98                 83.04%            79.31%            77.78%           75.43%            71.41%
            9/21/98                 80.86%            76.70%            74.99%           72.38%            67.90%
           10/21/98                 78.68%            74.11%            72.23%           69.37%            64.45%
           11/21/98                 76.51%            71.55%            69.51%           66.40%            61.07%
           12/21/98                 74.35%            69.01%            66.82%           63.48%            57.74%
            1/21/99                 72.20%            66.50%            64.17%           60.60%            54.48%
            2/21/99                 70.06%            64.02%            61.55%           57.77%            51.29%
            3/21/99                 67.93%            61.57%            58.97%           54.99%            48.16%
            4/21/99                 65.81%            59.15%            56.42%           52.25%            45.10%
            5/21/99                 63.70%            56.76%            53.92%           49.57%            42.11%
            6/21/99                 61.61%            54.40%            51.45%           46.94%            39.20%
            7/21/99                 59.52%            52.07%            49.02%           44.36%            36.36%
            8/21/99                 57.45%            49.78%            46.64%           41.83%            33.59%
            9/21/99                 55.40%            47.52%            44.29%           39.36%            30.91%
           10/21/99                 53.35%            45.30%            41.99%           36.95%            28.30%
           11/21/99                 51.32%            43.11%            39.74%           34.60%            25.78%
           12/21/99                 49.31%            40.96%            37.53%           32.31%            23.34%
          1/21/2000                 47.31%            38.84%            35.37%           30.07%            20.98%
          2/21/2000                 45.33%            36.77%            33.26%           27.91%            18.72%
          3/21/2000                 43.36%            34.74%            31.20%           25.80%            16.55%
          4/21/2000                 41.41%            32.74%            29.19%           23.77%            14.46%
          5/21/2000                 39.48%            30.80%            27.24%           21.80%            12.48%
          6/21/2000                 37.57%            28.89%            25.33%           19.90%            10.59%
          7/21/2000                 35.68%            27.03%            23.49%           18.08%             8.80%
          8/21/2000                 33.80%            25.22%            21.70%           16.33%             7.12%
          9/21/2000                 31.95%            23.45%            19.97%           14.65%             5.54%
         10/21/2000                 30.11%            21.73%            18.30%           13.06%             4.07%
         11/21/2000                 28.30%            20.06%            16.69%           11.54%             2.71%
         12/21/2000                 26.51%            18.44%            15.14%           10.10%             1.46%
          1/21/2001                 24.74%            16.88%            13.66%            8.75%             1.17%
          2/21/2001                 23.00%            15.37%            12.25%            7.48%             0.90%
          3/21/2001                 21.28%            13.91%            10.90%            6.30%             0.65%
          4/21/2001                 19.58%            12.52%             9.62%            5.21%             0.41%
          5/21/2001                 17.91%            11.18%             8.42%            4.21%             0.20%
          6/21/2001                 16.27%             9.90%             7.29%            3.31%             0.06%
          7/21/2001                 14.66%             8.68%             6.23%            2.50%             0.00%

          8/21/2001                 13.07%             7.52%             5.26%            1.80%             0.00%
          9/21/2001                 11.51%             6.43%             4.36%            1.19%             0.00%
         10/21/2001                  9.98%             5.41%             3.54%            0.69%             0.00%
         11/21/2001                  8.49%             4.45%             2.80%            0.53%             0.00%
         12/21/2001                  7.02%             3.56%             2.15%            0.39%             0.00%
          1/21/2002                  5.59%             2.75%             1.59%            0.27%             0.00%
          2/21/2002                  4.19%             2.01%             1.12%            0.16%             0.00%
          3/21/2002                  2.82%             1.34%             0.74%            0.08%             0.00%
          4/21/2002                  1.49%             0.75%             0.45%            0.02%             0.00%
          5/21/2002                  1.23%             0.59%             0.34%            0.00%             0.00%
          6/21/2002                  0.97%             0.45%             0.24%            0.00%             0.00%
          7/21/2002                  0.72%             0.32%             0.16%            0.00%             0.00%
          8/21/2002                  0.47%             0.20%             0.09%            0.00%             0.00%
          9/21/2002                  0.24%             0.10%             0.04%            0.00%             0.00%
         10/21/2002                  0.08%             0.03%             0.01%            0.00%             0.00%
         11/21/2002                  0.00%             0.00%             0.00%            0.00%             0.00%

Weighted Average Life (1)           2.01               1.76             1.65              1.49             1.26

(1) The weighted average life of a Note is determined by (i) multiplying the amount of each principal payment on a Note by the number of years from the date of the issuance of the Note to the related Distribution Date, (ii) adding the results and (iii) dividing the sum by the related initial principal amount of the Note.

         The Seller does not believe that the timing of principal payments on the Receivables will have a material impact on the yield to the initial purchasers of the Notes, unless the Notes initially are purchased at a premium or a discount. No assurance can be given, and no prediction can be made, as to the actual prepayment experience on the Receivables.

Characteristics of Subsequent Receivables

         After the transfer of Subsequent Receivables to the Trust during the Pre-Funding Period, the weighted average APR of the Receivables may be as low as 18.00%, the weighted average remaining term of the Receivables may be as high as 55 months, the percentage of the aggregate outstanding principal balance of the Receivables represented by Receivables relating to loans for the purchase of used Financed Vehicles may be as high as 80% and the final scheduled payment date on the Receivable with the latest maturity date may be as late as April 21, 2003.

Delinquency, Repossession and Loss Information

         The following table sets forth delinquency, repossession and loss information since the month following NAFI's commencement of operations in October 1994 to September 30, 1997, with respect to NAFI's serviced portfolio of motor vehicle retail installment sale contracts (including those previously sold by NAFI to or held by the Seller or transferred to Funding Trust II). The sum of the individual balances and percentages set forth on the following table may not equal the total due to rounding.

                         Delinquency and Loss Experience
                             (dollars in thousands)

                                          12/31/94   3/31/95   6/30/95   9/30/95  12/31/95   3/31/96   6/30/96    9/30/96   12/31/96
                                          --------   -------   -------   -------  --------   -------   -------    -------   --------
Cumulative Principal Amount Outstanding     $3,808   $13,112   $23,237   $35,001   $43,145   $53,534   $66,397    $82,792   $102,852

Average Principal Amount Outstanding        $1,904    $8,460   $18,175   $29,119   $39,073   $48,340   $59,966    $74,595    $92,822
  For the Quarter Ended

Cumulative Number of Loans Outstanding         300     1,081     1,957     2,877     3,586     4,567     5,774      7,286      9,063

Average Number of Loans Outstanding            150       691     1,519     2,417     3,232     4,077     5,171      6,530      8,175

Number of Repossessions For the                  0         5        23        47        96       113       117        196        287
Quarter Ended

Principal Amount of Repossessions For
the Quarter Ended                                0       $65      $279      $591    $1,097    $1,298    $1,451     $2,180     $3,066

Number of Repossessions as a Percent of
  Average Number of Loans Outstanding        0.00%     0.72%     1.51%     1.94%     2.97%     2.77%     2.26%      3.00%      3.51%

Principal Amount of Repossessions as a
Percent of Average Principal Amount
Outstanding                                  0.00%     0.77%     1.53%     2.03%     2.81%     2.68%     2.42%      2.92%      3.30%

Net Losses For the Quarter Ended (2)            $0        $2       $30      $212      $438      $665      $460       $763       $958

Net Losses as a Percent of Principal
  Amount Outstanding (Annualized) (2)        0.00%     0.06%     0.51%     2.43%     4.06%     4.97%     2.77%      3.69%      3.73%

Delinquencies (1)

  31 to 60 days                          $       0   $   140   $   352   $   785    $2,148   $ 2,057   $ 2,663    $ 4,481    $ 6,104
  61 to 90 days                                  0         0        22       137       157       212       587      1,151      1,596
  91 days or over                                0         0         0        17        46       164        64        295        487
                                         ---------  --------   -------   -------    ------  --------  --------  ---------  ----- ---
Total Delinquencies over 30 days         $       0  $    140   $   374   $   939    $2,351   $ 2,433   $ 3,314    $ 5,927    $ 8,187


Delinquencies as a Percentage of the
  Cumulative Principal Amount
  Outstanding For the Quarter Ended (1)
  31 to 60 days                              0.00%     1.06%     1.52%     2.24%     4.98%     3.84%     4.01%      5.41%      5.93%
  61 to 90 days                              0.00%     0.00%     0.09%     0.39%     0.36%     0.40%     0.88%      1.39%      1.55%
  91 days or over                            0.00%     0.00%     0.00%     0.05%     0.11%     0.30%     0.10%      0.36%      0.47%
                                             -----     -----     -----     -----     -----     -----     -----      -----      -----
Total                                        0.00%     1.06%     1.61%     2.68%     5.45%     4.54%     4.99%      7.16%      7.95%

                                            3/31/97    6/30/97    9/30/97
                                            -------    -------    -------
Cumulative Principal Amount Outstanding    $127,094   $157,111   $190,709

Average Principal Amount Outstanding       $114,973   $142,103   $173,910
  For the Quarter Ended

Cumulative Number of Loans Outstanding       11,321     14,392     17,593

Average Number of Loans Outstanding          10,192     12,857     15,993

Number of Repossessions For the                 352        367        530
Quarter Ended

Principal Amount of Repossessions For
the Quarter Ended                            $3,892     $3,946     $5,390

Number of Repossessions as a Percent of
  Average Number of Loans Outstanding         3.45%      2.85%      3.31%

Principal Amount of Repossessions as a
Percent of Average Principal Amount
Outstanding                                   3.39%      2.78%      3.10%

Net Losses For the Quarter Ended (2)         $1,864     $1,971     $2,940

Net Losses as a Percent of Principal
  Amount Outstanding (Annualized) (2)         5.87%      5.02%      6.13%

Delinquencies (1)

  31 to 60 days                             $ 6,816    $10,232    $11,249
  61 to 90 days                               1,500      3,191      2,875
  91 days or over                             1,854      2,420      3,028
                                              -----      -----      -----
Total Delinquencies over 30 days            $10,170    $15,843    $17,152

Delinquencies as a Percentage of the
  Cumulative Principal Amount
  Outstanding For the Quarter Ended (1)
  31 to 60 days                               5.36%      6.51%      5.90%
  61 to 90 days                               1.18%      2.03%      1.50%
  91 days or over                             1.46%      1.54%      1.59%

                                              -----      -----      -----
Total                                         8.00%     10.08%      8.99%

---------------

(1) Delinquency figures reported exclude contracts as to which the cumulative amount of payments over 30 days delinquent is less than or equal to $40.

(2) A "Net Loss" with respect to a contract charged off during a period equals the outstanding principal balance thereof, together with earned interest thereon to the date of default and the expenses of liquidation, less recoveries in respect of such Receivable.

         NAFI commenced operations in September 1994. Accordingly, its historical delinquency, repossession and loss experience is limited. No assurance can be given that the delinquency, repossession and loss experience on the Receivables will be as favorable as the experience indicated in the foregoing tables, especially in light of such limited historical experience. In addition, factors that may have a material impact upon loss and delinquency experience may vary over time. For example, NAFI has over time (a) placed an increased emphasis on credit scoring in its underwriting process, (b) significantly expanded its geographic and Dealer origination base, (c) financed an increasing percentage of used versus new motor vehicles and (d) increased the ratio of Portfolio Receivables relative to Dealer Receivables.

         The delinquency and loan loss experience described above should be considered in light of the average maturity of the Receivables in each of the respective periods, which reflect the addition of new Receivables in such periods. NAFI's experience, and the experience of the non-prime auto finance industry as a whole, has been that the rate of losses and delinquencies for non-prime motor vehicle installment sale contracts generally will increase for a period following origination before levelling and declining as such contracts approach maturity. Accordingly, the annual loss and delinquency rates reflected in the preceding table would be higher but for the inclusion of recently originated contracts which exhibit relatively low loss and delinquency rates early in their terms. Following the Pre-Funding Period, the rate of losses and delinquencies on the Receivables pool as a whole will likely increase and exceed the rates reflected in the preceding table for the period during which the median age of the Receivables approximates the aging of non-prime motor vehicle retail installment sale contracts during their period of maximum expected losses and delinquencies.

         The following tables reflect as of September 30, 1997 a "static pool" analysis of the loss experience with respect to that portion of NAFI's serviced portfolio of motor vehicle retail installment sale contracts (including those previously sold by NAFI to or held by the Seller or transferred to Funding Trust
II) acquired by NAFI through June 30, 1997. The following tables set forth the cumulative net losses and cumulative net loss rates with respect to pools of

NAFI's serviced portfolio grouped by date of acquisition by NAFI. As a result, each such pool is fixed or "static" as of the end of the calendar quarter indicated in the following table and, in contrast to the preceding table, the cumulative net loss rates set forth in the following tables do not reflect the inclusion of more recently originated contracts which generally exhibit relatively low loss and delinquency rates early in their terms. Because the Receivables Pool will similarly be fixed following the Pre-Funding Period, the cumulative net loss rates set forth in the following tables are likely to be a better indicator of expected cumulative net losses on the Receivables Pool than the cumulative net loss rates set forth in the preceding table. However, it should be noted that cumulative net loss rates are a function of various factors that may vary over time and that the actual cumulative net loss rates on the Receivables Pool may be less than or greater than the cumulative net loss rates set forth below.

                                     SUMMARY

                Static Pools Of The Company's Servicing Portfolio
         For All Loans Purchased By The Company Through June 30, 1997,
                            as of September 30, 1997

                                     4th Qtr.  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.
                                       1994      1995       1995       1995       1995
                                       ----      ----       ----       ----       ----

                             Totals                 (dollars in thousands)

Number of Loans
  purchased during           17,382    300        795        920       1,003       868
  period

Number of outstanding
  Loans at end of            13,412    140        364        455        583        539
  period

Principal balance of
  Loans purchased          $214,291   $3,820      $9,704    $11,238    $13,675    $11,378
  during period

Principal balance of
  loans outstanding
  at end of period         $140,645   $1,058      $2,554    $ 3,461    $ 5,348    $ 5,150

Principal balance of
  Loans outstanding
  as a percentage of
  the original
  principal balance          65.63%   27.70%      26.31%     30.80%     39.11%     45.26%
  purchased

Cumulative Net Loss           4.80%   10.38%      10.08%      9.36%      8.63%      8.06%

                           1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   1st Qtr.   2nd Qtr.
                             1996       1996       1996       1996       1997       1997
                             ----       ----       ----       ----       ----       ----

                                                 (dollars in thousands)

Number of Loans
  purchased during           1,185      1,486      1,866      2,252      2,878      3,829
  period


Number of outstanding
  Loans at end of             770       1,065      1,433      1,894      2,616      3,553
  period

Principal balance of
  Loans purchased            $14,612    $18,341    $23,201    $28,805    $35,773    $43,744
  during period

Principal balance of
  loans outstanding
  at end of period           $ 7,410    $10,479    $15,072    $21,459    $29,678    $38,976

Principal balance of
  Loans outstanding
  as a percentage of
  the original
  principal balance           50.71%     57.13%     64.96%     74.50%     82.96%     89.10%
  purchased

Cumulative Net Loss            7.16%      7.19%      5.38%      3.69%      1.90%      0.99%

                              PERIOD OF ORIGINATION

        Cumulative Net Losses As Percentage Of Original Principal Balance

                        Of Loans Purchased During Period

 Months from
 Origination   4th Qtr.   1st Qtr.   2nd Qtr. 3rd Qtr.     4th Qtr.  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   1st Qtr.   2nd Qtr.
                 1994       1995       1995     1995         1995      1996       1996       1996       1996       1997       1997
                 ----       ----       ----     ----         ----      ----       ----       ----       ----       ----       ----
      1          0.00%      0.00%     0.00%     0.00%       0.00%     0.00%       0.00%      0.00%      0.00%      0.00%      0.00%
      2          0.00%      0.00%     0.00%     0.00%       0.00%     0.00%       0.00%      0.00%      0.00%      0.00%      0.00%
      3          0.00%      0.00%     0.00%     0.00%       0.05%     0.00%       0.00%      0.04%      0.00%      0.00%      0.00%
      4          0.00%      0.00%     0.00%     0.03%       0.17%     0.00%       0.00%      0.04%      0.01%      0.02%      0.18%
      5          0.00%      0.07%     0.10%     0.19%       0.21%     0.10%       0.10%      0.16%      0.00%      0.06%      0.46%
      6          0.05%      0.14%     0.27%     0.43%       0.70%     0.39%       0.32%      0.45%      0.25%      0.23%      0.99%
      7          0.05%      0.24%     0.67%     0.88%       0.96%     0.60%       0.64%      0.79%      0.61%      0.58%
      8          0.31%      0.86%     1.42%     1.24%       1.05%     0.80%       1.14%      1.06%      1.21%      1.19%
      9          0.47%      1.34%     1.98%     2.18%       1.57%     1.38%       1.73%      1.92%      1.89%      1.90%
     10          0.51%      1.70%     2.40%     2.35%       2.28%     1.81%       2.70%      2.59%      2.55%
     11          1.08%      1.73%     2.62%     2.70%       2.40%     2.00%       3.29%      3.36%      3.40%
     12          1.36%      2.52%     3.14%     3.11%       3.08%     2.43%       4.34%      3.65%      3.69%
     13          1.75%      3.04%     3.37%     3.60%       3.48%     3.35%       5.19%      4.47%
     14          1.72%      3.39%     3.71%     3.58%       3.69%     3.60%       5.58%      5.04%
     15          3.12%      3.90%     3.99%     4.13%       4.24%     4.42%       6.00%      5.38%
     16          3.21%      4.20%     4.27%     4.60%       4.58%     4.71%       6.50%
     17          3.80%      4.52%     4.49%     4.98%       5.36%     5.38%       6.89%
     18          4.45%      4.70%     5.01%     5.14%       5.52%     5.80%       7.19%
     19          4.55%      4.94%     5.35%     5.49%       6.09%     6.68%
     20          4.91%      5.18%     5.75%     4.89%       6.43%     6.95%
     21          4.91%      5.77%     6.13%     6.46%       6.65%     7.16%
     22          5.05%      5.75%     6.84%     6.76%       7.10%
     23          5.05%      6.24%     7.44%     7.02%       7.51%
     24          5.79%      6.34%     7.75%     7.10%       8.06%
     25          5.78%      7.01%     8.28%     7.78%
     26          6.20%      7.30%     8.52%     8.37%
     27          6.80%      7.65%     8.66%     8.63%
     28          7.15%      8.00%     9.08%
     29          7.49%      9.02%     9.31%
     30          8.06%      9.15%     9.36%
     31          8.23%      9.73%
     32          9.07%      9.90%
     33          9.07%     10.08%
     34          9.61%
     35          9.89%
     36         10.38%

Prior Securitizations

         NAFI and the Seller have agreements with the Insurer in connection with certain prior securitizations that permit the Insurer to exercise certain remedies in the event that delinquencies, defaults or net losses on the related portfolio of receivables exceed established levels (such events, "portfolio performance defaults"). Such remedies include the deposit to the related spread account of funds otherwise distributable to the Seller, termination of the Servicer and, in certain instances, liquidation of the receivables and prepayment of the related securities. There have occurred certain portfolio performance defaults with respect to one of the prior securitizations. As a consequence, the reserve level required to be maintained in the related spread account has increased in accordance with the terms of the related spread account agreement. NAFI believes that such increase has not had and will not have a material effect on its business or its expansion plans, including its securitization program. The Insurer has waived certain other remedies available to it in respect of such portfolio performance defaults. However, an increase in delinquencies, defaults or net losses on the portfolios of receivables relating to such prior securitizations may result in an Insurance Agreement Event of Default under both the prior securitizations and the securitization described in this Prospectus Supplement.

Servicing Transfer

         Prior to July 1997, substantially all of the day-to-day servicing functions with respect to NAFI's portfolio of motor vehicle retail installment sale contracts were performed by an outside servicer subject to supervision by NAFI. NAFI commenced operations in its internal servicing division (the "Servicing Division") during July 1997 and had hired 74 employees as of December 31, 1997 for both collections and servicing of its receivables. The Servicing Division began assuming collections responsibility for receivables more than 30 days past due in July 1997, and assumed responsibility for collections of the entire servicing portfolio on October 1, 1997, although it continues to substantially rely on and use its outside servicer for certain customer service and management information systems ("MIS") functions (which include, but are not limited to, payment processing, invoicing, insurance and certificate of title tracking capabilities and certain disaster recovery capabilities). NAFI expects to begin customer service and MIS operations in the first quarter of 1998, although there can be no assurance that NAFI will be able to do so. During the anticipated transition period when its outside servicer continues to provide customer service and MIS operations for the servicing portfolio, NAFI will experience certain duplicative costs and will not have complete self management of the quality and timeliness of servicing efforts.

         NAFI has not previously serviced or collected receivables and therefore is subject to the inherent risks associated with initiating new operations, such as unforeseen operational, financial and management problems. There can be no assurance that NAFI will be able to service and collect the servicing portfolio on a cost effective and timely basis or that future delinquency and loss ratios will not increase. Industry experience indicates that increases in delinquencies and defaults are likely to result immediately following servicing transfers.

                                   THE SELLER

         National Financial Auto Funding Trust (the "Seller") is a Delaware business trust 100% of the beneficial ownership of which is owned by NAFI and affiliates of NAFI. The Seller is organized for the limited purposes of purchasing motor vehicle retail installment sale contracts, transferring such contracts to third parties, forming trusts and engaging in related activities. The principal office of the Seller is located at One Park Place, Suite 200, 621 N.W. 53rd Street, Boca Raton, Florida, 33487, and its telephone number at such office is (561) 997-2413.

                       NATIONAL AUTO FINANCE COMPANY, INC.

         NAFI will act as servicer (in such capacity, the "Servicer") of the Receivables pursuant to the Sale and Servicing Agreement. NAFI is a corporation organized under the laws of the State of Delaware. Prior to January 1997 the business of NAFI was conducted by two affiliated limited partnerships: National Auto Finance Company L.P., organized under the laws of the State of Delaware in September 1994, and Auto Credit Clearinghouse L.P., organized under the laws of the State of Delaware in September 1995. NAFI was incorporated in October 1996.

         The principal business of NAFI is to acquire from automobile dealers and service motor vehicle retail installment sale and lease contracts. In addition, NAFI has initiated a program for the strategic purchase of bulk portfolios of non-prime motor vehicle retail installment sales contracts from third party consumer finance companies and financial institutions. As of September 30, 1997 NAFI had purchased approximately $37 million aggregate principal amount of motor vehicle retail installment sales contracts pursuant to this portfolio acquisition program. As of September 30, 1997, NAFI had gross assets of $46,570,000 (unaudited) and total stockholders equity of $24,408,000 (unaudited). Receivables transferred by NAFI to the Seller and Funding Trust II in connection with securitization of such Receivables are deemed to have been sold by NAFI under generally accepted accounting principles and accordingly are not included among NAFI's assets (other than the ratable portion of such Receivables represented by the Seller's and Funding Trust II's respective retained interests in such securitizations). The common stock of NAFI is quoted on The Nasdaq Stock Market's National Market under the symbol "NAFI." NAFI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. NAFI's principal office is located at One Park Place, 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487, and its telephone number at such office is (561) 997-2413.

                                   THE INSURER

General

         Financial Security is a monoline insurance company incorporated in 1984 under the laws of the State of New York. Financial Security is licensed to engage in financial guaranty insurance business in all 50 states, the District of Columbia and Puerto Rico.

         Financial Security and its subsidiaries are engaged in the business of writing financial guaranty insurance, principally in respect of securities offered in domestic and foreign markets. In general, financial guaranty insurance consists of the issuance of a guaranty of scheduled payments of an issuer's securities--thereby enhancing the credit rating of those securities--in consideration for the payment of a premium to the insurer. Financial Security and its subsidiaries principally insure asset-backed, collateralized and municipal securities. Asset-backed securities are generally supported by residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. Collateralized securities include public utility first mortgage bonds and sale/leaseback obligation bonds. Municipal securities consist largely of general obligation bonds, special revenue bonds and other special obligations of state and local governments. Financial Security insures both newly issued securities sold in the primary market and outstanding securities sold in the secondary market that satisfy Financial Security's underwriting criteria.

         Financial Security is a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. ("Holdings"), a New York Stock Exchange listed company. Major shareholders of Holdings include Fund American Enterprises Holdings, Inc., U S WEST Capital Corporation and The Tokio Marine and Fire Insurance Co., Ltd. No shareholder of Holdings is obligated to pay any debt of Financial Security or any claim under any insurance policy issued by Financial Security or to make any additional contribution to the capital of Financial Security.

         The principal executive offices of Financial Security are located at 350 Park Avenue, New York, New York 10022, and its telephone number at that location is (212) 826-0100.

Reinsurance

         Pursuant to an intercompany agreement, liabilities on financial guaranty insurance written or reinsured from third parties by Financial Security or any of its domestic operating insurance company subsidiaries are reinsured among such companies on an agreed-upon percentage substantially proportional to their respective capital, surplus and reserves, subject to applicable statutory risk limitations. In addition, Financial Security reinsures a portion of its liabilities under certain of its financial guaranty insurance policies with other reinsurers under various quota share treaties and on a transaction-by-transaction basis. Such reinsurance is utilized by Financial Security as a risk management device and to comply with certain statutory and rating agency requirements; it does not alter or limit Financial Security's obligations under any financial guaranty insurance policy.

Ratings of Claims-Paying Ability


         Financial Security's claims-paying ability is rated "Aaa" by Moody's and "AAA" by S&P, Fitch IBCA, Inc., Nippon Investors Service Inc. and Standard & Poor's (Australia) Pty. Ltd. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies. See "Risk Factors - Ratings on Notes" herein.

Capitalization

         The following table sets forth the capitalization of Financial Security and its wholly owned subsidiaries on the basis of generally accepted accounting principles as of September 30, 1997 (in thousands):

                                                  September 30, 1997
                                                  ------------------
                                                      (Unaudited)

 Deferred Premium Revenue (net of
   prepaid reinsurance premiums)                        $402,891
                                                        --------
 Shareholder's Equity:
   Common Stock                                           15,000
   Additional Paid-In Capital                            646,620
   Unrealized Loss on Investments
     (net of deferred income taxes)
   Accumulated Earnings                                   20,808
 Total Shareholder's Equity                              212,033
                                                         -------
                                                         894,461
                                                         -------

 Total Deferred Premium Revenue
   and Shareholder's Equity                           $1,297,352
                                                      ==========

         For further information concerning Financial Security, see the Consolidated Financial Statements of Financial Security and Subsidiaries, and the notes thereto, incorporated by reference herein. Copies of the statutory quarterly and annual statements filed with the State of New York Insurance Department by Financial Security are available upon request to the State of New York Insurance Department.

Insurance Regulation

         Financial Security is licensed and subject to regulation as a financial guaranty insurance corporation under the laws of the State of New York, its state of domicile. In addition, Financial Security and its insurance subsidiaries are subject to regulation by insurance laws of the various other jurisdictions in which they are licensed to do business. As a financial guaranty insurance corporation licensed to do business in the State of New York, Financial Security is subject to Article 69 of the New York Insurance Law which, among other things, limits the business of each such insurer to financial guaranty insurance and related lines, requires that each such insurer maintain a minimum surplus to policyholders, establishes contingency, loss and unearned premium reserve requirements for each such insurer, and limits the size of individual transactions ("single risks") and the volume of transactions ("aggregate risks") that may be underwritten by each such insurer. Other provisions of the New York Insurance Law, applicable to non-life insurance companies such as Financial Security, regulate, among other things, permitted investments, payment of dividends, transactions with affiliates, mergers, consolidations, acquisitions or sales of assets and incurrence of liability for borrowings.

                                    THE NOTES

         The following information supplements the information contained in the accompanying Prospectus. Prospective Noteholders should consider, in addition to the information below, the information in the accompanying Prospectus under "The Notes," "Certain Information Regarding the Securities," and "Description of the Purchase Agreements and the Trust Documents."

         The Notes offered hereby will be issued pursuant to the Indenture, a form of which has been filed as an exhibit in the Registration Statement of which the accompanying Prospectus forms a part. The following summary of the Notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes, the Indenture and the Prospectus. Where particular provisions of or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary.

General

         The Notes will represent obligations solely of the Trust and will be secured by the Trust Property pursuant to the Indenture. The assets of the Trust (the "Trust Property") will include (i) non-prime motor vehicle retail installment sale contracts transferred to the Trust on the Closing Date (the "Initial Receivables") and on subsequent transfer dates (the "Additional Receivables" and, together with the Initial Receivables, the "Receivables"),
(ii) all monies paid or payable thereunder on or after the applicable Cut-off Date, (iii) an assignment of the security interests of NAFI in the new and used automobiles, light-duty trucks, vans and minivans financed thereby (the "Financed Vehicles"), (iv) the Receivable Files, (v) such assets as shall from time to time be deposited in the Collection Account, the Distribution Account, the Note Distribution Account, the Pre-Funding Account and the Pre-Funding Period Reserve Account, each established pursuant to the Sale and Servicing Agreement or the Indenture, (vi) property that secured a Receivable and that has been acquired by repossession or otherwise, (vii) all rights to insurance proceeds and liquidation proceeds with respect to the Receivables, (viii) certain rights of NAFI against the Dealers under the Dealer Agreements and against the Originators under the Originator Agreements, (ix) all right, title and interest of the Seller in and to the Purchase Agreements, (x) certain other rights under the Sale and Servicing Agreement in respect of representations and warranties made by the Seller regarding the Receivables in the Sale and Servicing Agreement and (xi) the income and proceeds of the foregoing and any and all rights to enforce the foregoing. Holders of the Notes also will have the benefit of the Policy subject to the terms and conditions set forth therein. See "The Policy" herein.

         The Notes will be offered for purchase in denominations of $20,000 and integral multiples of $1,000 in excess thereof, in book-entry form only. Persons acquiring benenficial interests in the Notes will hold their interests through DTC in the United States or Cedel or Euroclear in Europe. See "Certain Information Regarding the Securities--Book-Entry Registration" in the Prospectus.

Payments of Interest

         Interest on the principal balance of the Notes will accrue at the Interest Rate and will be due and payable to the Noteholders monthly on each Distribution Date, commencing January 21, 1998, in an amount equal to the Note Interest Distributable Amount. The "Note Interest Distributable Amount" for a Distribution Date will be the sum of (i) thirty (30) days of interest (or, in the case of the initial Distribution Date, the number of days from and including the Closing Date to but not including such initial Distribution Date) at the Interest Rate on the aggregate outstanding principal balance of the Notes on such Distribution Date (before reduction by any principal distributions made on such Distribution Date) (the "Monthly Interest"), and (ii) the aggregate shortfalls in interest distributions to the Noteholders on prior Distribution Dates, together with interest on such shortfalls at the Interest Rate from the applicable preceding Distribution Date through but not including the current Distribution Date, to the extent permitted by law. Interest payments on the Notes will be made from Available Amounts (as hereinafter defined) after payment of accrued and unpaid trustees' fees, collateral agent fees and other administrative fees of the Trust and payment of the Servicing Fee.

Payments of Principal

         Monthly Principal Distributions

         Principal payments will be made to the Noteholders on each Distribution Date in an amount equal to the Note Principal Distributable Amount. The "Note Principal Distributable Amount" for any Distribution Date prior to the Final Scheduled Distribution Date will be the sum of (i) 91% of the Principal Distributable Amount for such Distribution Date and (ii) the aggregate shortfalls in principal distributions to the Noteholders on prior Distribution Dates. The Note Principal Distributable Amount for the Final Scheduled

Distribution Date will be the aggregate outstanding principal balance of the Notes on such date (before giving effect to any distribution on the Notes on such Final Scheduled Distribution Date).

         The "Principal Distributable Amount" for any Distribution Date (other than the Final Scheduled Distribution Date), will equal the sum of the following, without duplication: (i) that portion of all collections on the Receivables (other than Liquidated Receivables, Retransferred Receivables and, to the extent included in clause (iv) below, the outstanding principal balance of Retransfer Default Receivables) allocable to principal, including all full and partial principal prepayments, deposited into the Collection Account during the related Due Period, (ii) the outstanding principal balance of all Receivables that became Liquidated Receivables during the related Due Period (other than Liquidated Receivables that became Retransferred Receivables during such Due Period), (iii) the portion of the Purchase Amount allocable to principal of all Receivables that became Retransferred Receivables on or prior to the related Reporting Date and subsequent to the preceding Reporting Date,
(iv) in the sole discretion of the Insurer, the outstanding principal balance as of the related Reporting Date of all Retransfer Default Receivables, and (v) the aggregate amount of Bankruptcy Losses that occurred during the related Due Period. In addition to the principal distributions described above, Noteholders may also receive distributions of principal in connection with an Optional Redemption or Mandatory Redemption, as further described herein.

         The principal balance of the Notes, to the extent not previously paid, will be due and payable on the Final Scheduled Distribution Date. The actual date on which the aggregate outstanding principal amount of the Notes is paid may be earlier than the Final Scheduled Distribution Date set forth above based on a variety of factors.

         Optional Redemption

         The Notes, to the extent still outstanding, may be redeemed in whole, but not in part, on any Distribution Date on which the Seller exercises its option to purchase the Receivables (with the prior written consent of the Insurer, if a claim has previously been made under the Policy and has not been reimbursed to the Insurer or if such redemption would result in a claim under the Policy, or if such redemption would result in any amount owing to the Insurer or the Noteholders remaining unpaid). The Sale and Servicing Agreement will provide that either the Seller or the Servicer will have the right to require the Trust to retransfer all of the Receivables included in the Trust, subject to the Insurer's prior written consent if any of the circumstances described in the preceding sentence exist or will result from such retransfer, on or after any Distribution Date on which the aggregate of the outstanding principal balances of the Receivables (the "Pool Outstanding Principal Balance") is less than 10% of the Original Pool Outstanding Principal Balance (as hereinafter defined) of such Receivables. Such redemption will effect early retirement of the Notes. The redemption price will be equal to the unpaid principal amount of the Notes plus accrued and unpaid interest thereon (the "Redemption Price").

         Mandatory Redemption

         The Notes will be redeemed in part on the Distribution Date relating to the Reporting Date next succeeding the last day of the Pre-Funding Period in the event that the Additional Receivables Purchase Price of Additional Receivables transferred to the Trust during the Pre-Funding Period is less than the Pre-Funded Amount (a "Mandatory Redemption"). The aggregate principal amount of the Notes to be redeemed will be an amount equal to the amount then on deposit in the Pre-Funding Account less any undistributed investment earnings then on deposit in the Pre-Funding Account (the "Note Redemption Amount"). The Policy does not guaranty any such principal payment on the Notes from funds on deposit in the Pre-Funding Account. See "The Policy" herein.

Distributions and Payments

         The Servicer will provide to the Trust Collateral Agent, the Owner Trustee, the Indenture Trustee and the Insurer not later than each Reporting Date a certificate (the "Servicer Certificate") setting forth, among other things, the Available Amount and the Note Distributable Amount for the related Distribution Date and, based upon such determinations and the distributions to be made on such Distribution Date, as described below, the amount of any withdrawal required to be made from the Spread Account and/or any Policy Claim Amount, in each case with respect to such Distribution Date. On the twenty-first day of each month (or, if such day is not a Business Day, the next succeeding Business Day (each a "Distribution Date"), beginning on January 21, 1998, the Trust Collateral Agent will, to the extent of the Available Amount together with funds withdrawn from the Spread Account, if any, make the following payments (in the case of withdrawals from the Spread Account, solely for payment of the amounts described in clauses (i) through (iv) below) from the Distribution Account in the following order of priority:

         (i) first, to the Servicer, the amount of the Servicing Fee payable in respect of the related Due Period and any Servicing Fees from prior Due Periods to the extent not previously paid;

         (ii) second, accrued and unpaid fees owing to the Indenture Trustee, the Owner Trustee, the Trust Collateral Agent, the Collateral Agent or the Custodian, to the extent not paid by the Servicer;

         (iii) third, to the Note Distribution Account, the Note Distributable Amount, to be distributed to the Noteholders, together with the Policy Claim Amount, if any, first to pay the Note Interest Distributable Amount and then to pay the Note Principal Distributable Amount;

         (iv) fourth, to the Insurer (or any designee thereof), any amounts then due to the Insurer under the Insurance Agreement, the Indenture or the Sale and Servicing Agreement;

         (v) fifth, to the Collateral Agent for deposit in the Spread Account, the amount, if any, required to be deposited therein pursuant to the Spread Account Agreement;


         (vi) sixth, to the Pre-Funding Period Reserve Account, the amount by which the Required Reserve Amount exceeds the amount of funds on deposit therein after giving effect to any withdrawals from the Pre-Funding Period Reserve Account on such Distribution Date;

         (vii) seventh, to the Indenture Trustee and the Owner Trustee for any unreimbursed expenses and to pay any indemnities owed by the Seller to the Indenture Trustee under the Indenture or to the Owner Trustee under the Trust Agreement;

         (viii) eighth, to reimburse the Servicer for any expense of an opinion of counsel incurred in connection with an amendment to the Indenture, and any expenses incurred by the Servicer in connection with a realization upon a Defaulted Receivable;

         (ix) ninth, to reimburse the Backup Servicer for expenses incurred by the Backup Servicer and to reimburse the Servicer for expenses incurred by and reimbursable, or any indemnities payable by the Seller, to the Servicer pursuant to the Sale and Servicing Agreement;

         (x) tenth, to reimburse the Seller for expenses incurred by and reimbursable to the Seller pursuant to the Indenture and the Sale and Servicing Agreement; and

         (xi) eleventh, to the holder of the Certificates, the balance of any funds remaining in the Distribution Account after application pursuant to the preceding clauses (i) through (x).

         The following sets forth an example of the application of the foregoing to a hypothetical monthly distribution:

February 1 -
February 28................         Due Period.  Scheduled payments and any prepayments and other collections on the
                                    Receivables are received and deposited into the Collection Account.

March 15 ..................         Reporting  Date.  On or before this date,  the Servicer  will notify the  Indenture
                                    Trustee,  the Owner  Trustee,  the Trust  Collateral  Agent,  the  Insurer  and the
                                    Collateral  Agent of, among other things,  the amounts  available in the Collection
                                    Account and the amounts  required to be distributed on the  Distribution  Date, and the Seller, NAFI and the Servicer,  as the case may be, will make required payments of Purchase Amounts to the Collection Account.

March 15...................         Draw Date. On this date, the Trust  Collateral  Agent will make any required claims under  the  Policy if the  Available  Amount in the  Collection  Account  (plus any amounts deposited  therein by the Collateral Agent from the Spread Account),  after giving  effect to all of the other  distributions  having a higher  priority as set forth  above,  are  insufficient  to pay in full  the  Scheduled  Payments  for the related Distribution Date.

March 20 ..................         Record Date.  Distributions on the Distribution Date will be made to Noteholders of record at the close of business on this date.

March 21...................         Distribution  Date.  The Trust  Collateral  Agent  will  distribute  the  Available
                                    Amount  together  with funds  withdrawn  from the Spread  Account,  if any, and the
                                    Policy Claim  Amount,  if any, in the manner and priority set forth above under the caption " - Distributions and Payments".

         The "Note Distributable Amount" for a Distribution Date will be the sum of the Note Interest Distributable Amount and the Note Principal Distributable Amount.

         A "Liquidated Receivable" is any Receivable with respect to which any of the following has occurred: (i) 90 days have elapsed since repossession of the related Financed Vehicle, (ii) the Servicer (or a subservicer) has in good faith determined that all amounts that it expects to recover under such Receivable have been received, or (iii) 90% or more of any scheduled payment on such Receivable is 120 days or more (or, if the related Obligor is a debtor under Chapter 13 of the U.S. Bankruptcy Code, 180 days or more) delinquent as of the end of such Due Period.

         A "Retransfer Default Receivable" is any Receivable with respect to which NAFI or the Seller, as the case may be, has failed to deposit in the Collection Account the Retransfer Amount for such Receivable following discovery by the Seller or receipt by the Seller of notice from the Trust Collateral Agent, the Owner Trustee or the Indenture Trustee that such Receivable is in breach of a representation or warranty made with respect to such Receivable in the Sale and Servicing Agreement.

         A "Bankruptcy Loss" with respect to any Receivable is an amount equal to the excess of the principal balance of such Receivable immediately prior to issuance of an order in a bankruptcy or insolvency proceeding reducing the amount owed on a Receivable or otherwise modifying or restructuring the scheduled payments to be made on a Receivable over the principal balance of such Receivable as so reduced by such order or the net present value (using as the discount rate the higher of the APR on such Receivable or the rate of interest, if any, specified by the court in such order) of the scheduled payments as so modified or restructured. A "Bankruptcy Loss" will be deemed to have occurred on the date of issuance of such order.

Events of Default

         "Events of Default" under the Indenture ("Indenture Events of Default") will consist of: (i) a default for five days or more in the payment of any interest on any Note when the same becomes due and payable; (ii) a default in the payment of the outstanding principal balance of any Note on the Final Scheduled Distribution Date; (iii) a default in the observance or performance in any material respect of any covenant or agreement of the Trust made in the Indenture (other than a default in the payment of interest or principal on any Note when due) or any certificate or other writing delivered in connection therewith, and the continuation of any such default for a period of 30 days after notice thereof is given to the Trust by the Insurer or the Indenture Trustee or to the Trust, the Indenture Trustee and the Insurer by the holders of 25% of the aggregate outstanding principal amount of the Notes; (iv) any representation or warranty made by the Trust in the Indenture or in any certificate or other writing delivered pursuant thereto or in connection therewith having been incorrect in a material respect as of the time made if such breach is not cured within 30 days after notice thereof is given to the Trust by the Insurer or the Indenture Trustee or to the Trust, the Indenture Trustee and the Insurer by the holders of 25% of the aggregate outstanding principal amount of the Notes; or (v) certain events of bankruptcy, insolvency, receivership or liquidation with respect to the Trust, and certain actions by the Trust indicating its insolvency or inability to pay its obligations. Unless an Insurer Default has occurred and is continuing, Indenture Events of Default also will include certain Events of Default under the Insurance Agreement designated as Cross Defaults, but only if the Insurer delivers to the Trust and the Indenture Trustee, and does not rescind, a written notice specifying that such Insurance Agreement Event of Default constitutes an Indenture Event of Default. A "Cross Default" may result from: (i) a demand for payment under the Policy, (ii) the financial insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings with respect to NAFI, the Trust, the Servicer or the Seller and certain actions by NAFI, the

Servicer or the Seller, indicating its insolvency or inability to pay its obligations, (iii) the Trust becoming taxable as an association (or publicly traded partnership) or taxable as a corporation for federal or state income tax purposes, (iv) the Notes not being treated as debt for federal or applicable state income tax purposes and such characterization having a material adverse effect on the Trust, the holders of the Notes or the Insurer or (v) any failure to observe or perform in any material respect any other covenants, representation, warranty or agreements of the Trust in the Indenture, any certificate or other writing delivered in connection therewith proving to have been incorrect in any material respect when made, and such failure continuing and not being cured or the circumstance or condition in respect of which such representation or warranty was incorrect not having been eliminated or otherwise cured for 30 days after written notice of such failure or incorrect representation or warranty has been given to the Trust and the Indenture Trustee by the Insurer.

         If an Indenture Event of Default occurs and is continuing, the right of the Indenture Trustee or holders of a majority in principal amount of the Notes to declare the Notes to be immediately due and payable will depend upon whether or not an Insurer Default has also occurred and is continuing. If an Indenture Event of Default occurs and an Insurer Default has not occurred, the Insurer, and not the Indenture Trustee or the Noteholders, will have the right, but not the obligation, to cause the Trust Collateral Agent to foreclose on the Trust Property, in whole or in part, on any date or dates following the acceleration of the Notes due to such Indenture Event of Default as the Insurer, in its sole discretion, shall elect, and to deliver the proceeds of the liquidation thereof in accordance with the terms of the Sale and Servicing Agreement. If the Insurer does not so cause the Trust Collateral Agent to liquidate the Trust Property and to prepay the Notes, or if the proceeds of such liquidation of the Trust Property are not sufficient to reduce the outstanding principal amount of Notes to zero, and the Insurer does not elect to otherwise prepay the Notes in full, following the occurrence of an Indenture Event of Default the Indenture Trustee will continue to submit claims under the Policy for any shortfalls in the Noteholders' Interest Distributable Amount and, in the case of the Final Scheduled Distribution Date, the Noteholders' Principal Distributable Amount. The Insurer may elect, upon receipt of a claim under the Policy following an Indenture Event of Default, to pay all or any portion of the outstanding principal amount of the Notes plus accrued interest thereon. See "The Policy" herein.

         If both an Indenture Event of Default and an Insurer Default occur and are continuing, then the Indenture Trustee (or the holders of not less than a majority of the outstanding principal amount of the Notes) may declare the Notes to be immediately due and payable. Under such circumstances, the Indenture Trustee may cause the Trust Collateral Agent to institute proceedings to foreclose on the Trust Property, may exercise any other remedies as a secured party, including liquidating the Trust Property, or may elect to maintain possession of the Trust Property and continue to apply collections on the Receivables as if there had been no declaration of acceleration. The Trust Collateral Agent will be prohibited from selling the Receivables following both an Indenture Event of Default and an Insurer Default, however, unless (i) the holders of all the outstanding Notes consent to such sale; (ii) the proceeds of such sale are sufficient to pay in full the principal of and accrued interest on such outstanding Notes at the date of such sale; or (iii) the Indenture Trustee determines that the proceeds of the Receivables would not be sufficient on an ongoing basis to make all payments on the Notes as such payments would have become due if such obligations had not been declared due and payable and the Indenture Trustee obtains the consent of the Holders of Notes representing a majority of the aggregate outstanding principal amount of the Notes.

Statements to Noteholders

         Concurrently with each distribution to the Holders of the Notes, the Servicer will provide to the Trust Collateral Agent (with a copy to the Insurer) for the Indenture Trustee to forward by mail to each registered Holder of a Note a statement setting forth: (i) the amount of the distribution to the holders of the Notes (detailed with respect to each component of the Note Distributable Amount), (ii) if the distribution is less than the amount required to be distributed under the Indenture, the amount of the shortfall and an allocation thereof to principal and interest on the Notes,
(iii) the Pool Outstanding Principal Balance and the amount, if any, in the Collection Account, Distribution Account, Pre-Funding Account and Pre-Funding Period Reserve Account at the end of the calendar month preceding such

Distribution Date, (iv) the number and aggregate outstanding principal balances of Receivables delinquent one or more months as of the end of the preceding calendar month, (v) the amount withdrawn from the Spread Account and included in the amounts distributed to the Noteholders, (vi) the outstanding principal balance of all Receivables that became Liquidated Receivables during the related Due Period (other than Liquidated Receivables that became Retransferred Receivables during such Due Period), (vii) the amount remaining in the Spread Account after giving effect to any withdrawals therefrom or additions thereto on such Distribution Date and the amount, if any, by which the amount required to be on deposit in the Spread Account pursuant to the Spread Account Agreement exceeds the amount in such Spread Account, (viii) the amount, if any, drawn under the Policy included in amounts actually distributed to the Noteholders;
(ix) the amount of any Purchase Amounts paid, or required to be paid, during the related Due Period and (x) the Pool Factor. In the case of information described in clauses (i), (ii) and (viii) above, the amounts shall also be expressed as a dollar amount per $1,000 denomination of Notes.

         Unless and until Definitive Notes are issued, such reports will be sent on behalf of the Trust to the Indenture Trustee and Cede & Co., as registered holder of the Notes and the nominee of DTC. Note Owners may receive copies of such reports upon written request, together with a certification that they are Note Owners and payment of any expenses associated with the distribution of such reports, from the Indenture Trustee. See "Certain Information Regarding the Securities - Reports to Securityholders" in the accompanying Prospectus.

         Within the required period of time after the end of each calendar year, the Trust Collateral Agent will furnish to each person who at any time during such calendar year was a Noteholder, a statement as to the aggregate amounts of interest and principal paid to such Noteholder, information regarding the amount of servicing compensation received by the Servicer and such other information as the Seller deems necessary to enable such Noteholder to prepare its tax returns. See "Certain Federal Income Tax Consequences" in the accompanying Prospectus.

Claims under Policy

         If, as of the fourth Business Day prior to a Distribution Date (each, a "Draw Date") the sum of (i) the Available Amount for the related Distribution Date and (ii) the amount, if any, required to be withdrawn by the Collateral Agent from the Spread Account on or prior to such Distribution Date as provided below, is not sufficient to pay the Scheduled Payments (after giving effect to the payments to be made pursuant to clauses (i) and (ii) under the caption " - Distributions and Payments" above) for such Distribution Date, the Trust Collateral Agent will deliver to the Insurer, no later than noon, New York City time, on such Draw Date, a completed notice of claim under the Policy in the amount of the shortfall (the amount of any such shortfall being hereinafter referred to as the "Policy Claim Amount"). Amounts paid by the Insurer pursuant to a claim submitted by the Trust Collateral Agent as described above will be deposited by the Trust Collateral Agent into the Note Distribution Account for payment to Noteholders on the related Distribution Date. Any payment made by the Insurer under the Policy will be applied solely to the payment of the Notes, and for no other purpose.

Insurance Agreement

         The Seller, the Trust, NAFI and the Insurer will enter into an Insurance and Indemnity Agreement (the "Insurance Agreement") pursuant to which the Seller will agree to reimburse, with interest, Financial Security for amounts paid pursuant to claims under the Policy. The Seller will further agree
(i) to pay Financial Security (or its designee) all reasonable charges and expenses which Financial Security may pay or incur relative to any amounts paid under the Policy or otherwise in connection with the transaction, (ii) to indemnify Financial Security against certain liabilities, and (iii) to pay Financial Security the amount of any unpaid premium owing in respect of the Policy.

Subordination of the Certificates; Spread Account

         The rights of the holder of the Certificates to receive distributions with respect to the Receivables will be subordinated to the rights of the Noteholders to the extent provided in the Sale and Servicing Agreement. This subordination is intended to enhance the likelihood of timely receipt by Noteholders of the full amount of interest and principal required to be distributed to them, and to afford such Noteholders limited protection against losses in respect of the Receivables. Neither the Seller nor the Servicer will be required to refund any amounts properly paid to them, whether or not there are sufficient funds on any subsequent Distribution Date to make full payments to the Noteholders.

         The Collateral Agent will establish and maintain the Spread Account pursuant to the Spread Account Agreement as an Eligible Account. The Spread Account Agreement will authorize the Collateral Agent, pursuant to written instructions from the Seller, to invest all funds in the Spread Account in Eligible Investments generally maturing not later than the Business Day preceding the Distribution Date next following the date of investment. The Spread Account will be created with an initial deposit in the amount of $3,745,054.95 (the "Spread Account Initial Amount"). The Spread Account will thereafter be funded by the deposit therein of amounts remaining in the Distribution Account after distribution of the Servicing Fee, amounts payable to the Insurer, certain other fees and amounts payable by the Trust and principal and interest in respect of the Notes, until the monies in the Spread Account reach the amount required to be maintained on deposit therein accordance with the Spread Account Agreement. Thereafter, amounts otherwise distributable in respect of deposits to the Pre-Funding Period Reserve Account, certain expenses payable by the Trust and the Certificates will be deposited in the Spread Account to the extent necessary to maintain the amount in the Spread Account at such required amount.

         If the Available Amount with respect to any Distribution Date is not sufficient to pay to the Noteholders the Note Distributable Amount, to pay to the Servicer the Servicing Fee, to pay certain other fees payable by the Trust or to pay the Insurer amounts owing to it under the Insurance Agreement, the Sale and Servicing Agreement or the Indenture, the Trust Collateral Agent will notify the Collateral Agent, the Owner Trustee, the Servicer and the Insurer of

such deficiency and will direct the Collateral Agent to withdraw from the Spread Account (to the extent of funds on deposit therein) and transfer to the Trust Collateral Agent for deposit in the Collection Account the amount of such deficiency. The Trust Collateral Agent will deposit the amounts so transferred from the Spread Account to the Collection Account for distribution to the Noteholders, the Servicer or the Insurer, as the case may be, on the related Distribution Date.

         So long as an Insurer Default shall not have occurred and be continuing, the Insurer will be entitled to exercise in its sole discretion all rights under the Spread Account Agreement with respect to the Spread Account and any amounts on deposit therein and will have no liability to the Indenture Trustee or the Noteholders for the exercise of such rights. The Insurer may (so long as an Insurer Default shall not have occurred and be continuing) amend or modify any term of the Spread Account Agreement

(including terminating such agreement and releasing all funds on deposit in the Spread Account) with the written consent of the Seller and will not be required to obtain the consent of the Indenture Trustee or any Noteholder to such amendment or modification. Amounts on deposit or to be deposited in the Spread Account may be distributed to persons other than the Insurer or the Noteholders without the consent of the Noteholders. Accordingly, there can be no assurance that funds deposited to the Spread Account will be available in the event collections on the Receivables and other amounts available under the Indenture are insufficient to make distributions of the Note Distributable Amount on any Distribution Date.

The Accounts

         The Trust Collateral Agent will establish and maintain in the name of the Trust Collateral Agent, (i) for the benefit of the Securityholders and the Insurer, the Collection Account and the Distribution Account and (ii) for the benefit of the Noteholders and the Insurer, the Pre-Funding Account and the Pre-Funding Period Reserve Account, each of which will be an Eligible Account. The Indenture Trustee will establish and maintain in its own name, for the benefit of the Noteholders and the Insurer, an Eligible Account designated the Note Distribution Account. The Collateral Agent will establish and maintain, for the benefit of the Insurer and the Indenture Trustee, on behalf of the Noteholders, an Eligible Account designated the Spread Account.

         Collection Account. On or prior to each Distribution Date, the Trust Collateral Agent, in accordance with the instructions of the Servicer set forth in the Servicer Certificate, will withdraw from the Collection Account and deposit into the Distribution Account any funds on deposit therein constituting part of the Available Amount for such Distribution Date, which funds, together with funds deposited by the Servicer, NAFI, the Seller or the Trust Collateral Agent directly to the Distribution Account in connection with such Distribution Date will be available to make distributions to the Noteholders on such Distribution Date. The "Available Amount" for any Distribution Date will equal the sum of (i) the amount on deposit in the Distribution Account on the preceding Distribution Date after withdrawals therefrom on such preceding Distribution Date, (ii) the amount on deposit in the Collection Account as of the close of business on the last day of the related Due Period (the "Determination Date"), which generally will include collections and other recoveries in respect of the Receivables deposited to the Collection Account during the related Due Period, (iii) Purchase Amounts deposited to the Collection Account on or prior to the related Reporting Date, (iv) the amounts, if any, required to be transferred from the Pre-Funding Account and/or the Pre-Funding Period Reserve Account, if any, to the Distribution Account on such Distribution Date as described below, (v) any collections or recoveries in respect of the Receivables received by the Servicer or Seller remitted to the Trust Collateral Agent for deposit to the Distribution Account, including any extension fees, and (vi) any amounts delivered by the Insurer, at its sole option, to the Trust Collateral Agent for deposit into the Collection Account and not constituting Scheduled Payments (the "Insurer Optional Deposit"), if any, less the sum of (a) collections on Receivables previously retransferred to the Seller that are payable to the Seller, (b) income and gain on investments of funds in the Collection Account, and (c) certain other fees and charges on the Receivables on deposit in the Collection Account not representing principal or interest collections other than extension fees. The "Reporting Date" with respect to any Distribution Date will be the earlier of (i) the 15th day of the calendar month in which such Distribution Date occurs and (ii) the fourth Business Day preceding such Distribution Date. Income and gain on investments of funds in the Collection Account and late payment penalties on deposit in the Collection Account will be paid to the Servicer on each Distribution Date as provided in the Sale and Servicing Agreement and will not be available to make payments to Noteholders.

         The Sale and Servicing Agreement will authorize the Trust Collateral Agent to invest all funds in the Collection Account in Eligible Investments (as hereinafter defined) maturing not later than the Distribution Date next following the date of investment. "Eligible Investments" will include United States government securities and certain other high-quality investments acceptable to the Insurer. An "Eligible Account" is (i) a segregated trust account maintained with the corporate trust department of a depository institution or trust company (A) during such time as an Insurer Default has not occurred and is not continuing, acceptable to the Insurer or (B) at any other time, subject to regulations on fiduciary funds on deposit substantially similar to 12 C.F.R. ss. 9.10(b); or (ii) a segregated demand deposit account maintained with a depository institution or trust company organized under the laws of the United States of America, or any of the states thereof, or the District of Columbia, that has a certificate of deposit, short-term deposit or commercial paper rating of at least A-1+ by S&P and P-1 by Moody's and (unless an Insurer Default has occurred and is continuing) acceptable to the Insurer.

         The Distribution Account. In addition to amounts withdrawn from the Collection Account and deposited to the Distribution Account, the Trust Collateral Agent also will deposit into the Distribution Account (i) amounts received by it from the Seller for deposit into the Distribution Account, (ii) amounts withdrawn from the Spread Account as described below, and (iii) all income and gain from investments of funds in the Distribution Account. Funds on deposit in the Distribution Account on a Distribution Date will be used to make distributions to Noteholders and certain other payments as more fully described under "The Notes - Distributions and Payments" herein.

         The Sale and Servicing Agreement will authorize the Trust Collateral Agent to invest all funds in the Distribution Account in Eligible Investments maturing not later than the Distribution Date next following the date of investment. Income earned from the investment of funds in the Distribution Account will be paid to the Seller on each Distribution Date and will not be available to make payments to Noteholders.

         The Pre-Funding Account. On the date of the initial issuance of the Notes, the Indenture Trustee will deposit on behalf of the Seller approximately $16,490,982.64 in the Pre-Funding Account (the "Initial Pre-Funded Amount"). Funds on deposit in the Pre-Funding Account will be withdrawn from time to time during the Pre-Funding Period for delivery to the Seller in exchange for the transfer and assignment of Additional Receivables to the Trust. In addition, on the Distribution Date related to the Reporting Date next succeeding the end of the Pre-Funding Period, the Trust Collateral Agent will transfer the amount, if any, on deposit in the Pre-Funding Account upon termination of the Pre-Funding Period, less any investment earnings on deposit therein, to the Note Distribution Account for distribution to the Noteholders pro rata in accordance with their respective outstanding principal amounts on such Distribution Date. Amounts on deposit in the Pre-Funding Account will be withdrawn and applied to the purchase of Additional Receivables not more frequently than monthly during the Pre-Funding Period unless the Insurer consents to more frequent transfers.

         The Sale and Servicing Agreement will authorize the Trust Collateral Agent to invest all funds in the Pre-Funding Account in Eligible Investments maturing not later than the earlier of the Distribution Date next following the date of investment and the date on which funds on deposit therein are expected to be needed. Income earned from the investment of funds in the Pre-Funding Account will be deposited monthly into the Collection Account.

         The Pre-Funding Period Reserve Account. On the Closing Date, the Indenture Trustee will deposit on behalf of the Seller in the Pre-Funding Period Reserve Account from the proceeds of the sale of the Notes an amount equal to $154,832.00. On each Distribution Date occurring on or prior to the Distribution Date related to the Reporting Date next succeeding termination of the Pre-Funding Period, the Trust Collateral Agent will transfer from the Pre-Funding Period Reserve Account to the Note Distribution Account an amount equal to the excess of (i) interest accrued at the Interest Rate on the amount of funds on deposit in the Pre-Funding Account for the period from and including the preceding Distribution Date (or, in the case of the first Distribution Date, the Closing Date) to but not including the current Distribution Date over (ii) the actual amount of investment earnings on amounts on deposit in the Pre-Funding Account from and including the preceding Distribution Date (or, in the case of the first

Distribution Date, the Closing Date) to the current Distribution Date. On the Distribution Date related to the Reporting Date immediately following the end of the Pre-Funding Period, any amounts remaining in the Pre-Funding Period Reserve Account (after application to interest payable on the Notes as described above) shall be paid to the Seller pursuant to the Sale and Servicing Agreement. Thereafter, the Pre-Funding Period Reserve Account shall be closed.

         The "Required Reserve Amount" as of any Distribution Date during the Pre-Funding Period will equal the product of (i) the Interest Rate less 2.5%,
(ii) the balance of funds on deposit in the Pre-Funding Account as of such Distribution Date and (iii) a fraction, the numerator of which is the number of days remaining until the Distribution Date immediately following the Pre-Funding Period and the denominator of which is 360.

         The Sale and Servicing Agreement will authorize the Trust Collateral Agent pursuant to written instructions from the Seller to invest all funds in the Pre-Funding Period Reserve Account in Eligible Investments maturing not later than the earlier of the Distribution Date next following the date of investment and the date on which funds on deposit therein are expected to be needed. Income earned from the investment of funds in the Pre-Funding Period Reserve Account will be deposited monthly into the Collection Account.

         The Note Distribution Account. On each Distribution Date, the Trust Collateral Agent will deposit to the Note Distribution Account and distribute to Noteholders (i) amounts withdrawn by the Trust Collateral Agent from the Distribution Account and distributed to the Indenture Trustee in respect of the Note Distributable Amount, (ii) amounts withdrawn by the Collateral Agent from the Spread Account and (iii) amounts received by it from the Insurer in payment of claims under the Policy, as described below.

                        THE SALE AND SERVICING AGREEMENT

         The following summary describes certain terms of the Sale and Servicing Agreement. A form of the Sale and Servicing Agreement has been filed as an exhibit to the Registration Statement. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Sale and Servicing Agreement. The following summary supplements the description of the general terms and provisions of the Sale and Servicing Agreement set forth in the accompanying Prospectus, to which description reference is hereby made.

Sale and Assignment of Receivables

         The Seller will acquire (i) the Initial Receivables from Funding Trust II, a Delaware business trust wholly-owned by NAFI and affiliates of NAFI, pursuant to the Sale Agreement and (ii) the Additional Receivables from NAFI pursuant to the Purchase and Contribution Agreement. NAFI and Funding Trust II, in their capacities as transferors of the Receivables to the Seller, are herein referred to collectively as the "NAFI Transferors." The Initial Receivables constitute, as of the Initial Cut-off Date, and the Additional Receivables will constitute, as of the applicable Subsequent Cut-off Date, a substantial portion of the non-prime motor vehicle retail installment sale contracts originated by NAFI satisfying the selection criteria described herein. See "The Receivables Pool - General" herein.

           Pursuant to the Sale and Servicing Agreement, the Seller may, during the Pre-Funding Period, transfer and assign Additional Receivables to the Trust to the extent that (i) funds are available in the Pre-Funding Account, and (ii) Additional Receivables are available for purchase from NAFI. Transfer of Additional Receivables will be subject to the satisfaction of certain conditions, including the prior written consent of the Insurer to the transfer of such Additional Receivables. Upon transfer to the Trust of such Additional Receivables the Trust Collateral Agent will acquire pursuant to the Indenture a first priority security interest in such Additional Receivables for the benefit of the Noteholders and the Insurer.

           During the Pre-Funding Period, upon the Seller's written direction to the Servicer and the Trust Collateral Agent from time to time (but not more often than once during each such period or as more frequently consented to in writing by the Insurer), the Trust Collateral Agent will release funds in the Pre-Funding Account to the Seller in an amount equal to 91% of the aggregate outstanding principal balance of the Additional Receivables so transferred as of the related Subsequent Cut-off Date (the "Additional Receivables Purchase Price") and the Seller will transfer and assign to the Trust, without recourse, the Seller's entire right, title and interest in and to such Additional Receivables. Upon the transfer and assignment of Additional Receivables to the Trust on a Subsequent Transfer Date, the Pool Outstanding Principal Balance will increase in an amount equal to the aggregate Outstanding Principal Balance of the Additional Receivables so transferred as of the applicable Subsequent Cut-off Date.

           Any transfer and assignment of Additional Receivables to the Trust will be subject to the satisfaction, on or before the related Subsequent Transfer Date, of the following conditions, among others: (i) each such Additional Receivable must satisfy the eligibility criteria with respect to the Receivables specified in the Sale and Servicing Agreement; (ii) as of such Subsequent Transfer Date, the Receivables in the Trust, together with the Additional Receivables to be transferred and assigned by the Seller to the Trust on such Subsequent Transfer Date, must meet the following criteria (computed based on the characteristics of the Initial Receivables on the Initial Cut-off Date and any Additional Receivables on the related Subsequent Cut-off Date): (a) the weighted average APR of such Receivables will not be less than 18.00%, (b) the weighted average remaining term of such Receivables will not be greater than 55 months, (c) not more than 80% of the aggregate outstanding principal balance of such Receivables will be attributable to loans for the purchase of used Financed Vehicles and (d) the final scheduled payment date on the Receivable with the latest maturity will not be later than April 21, 2003; (iii) the Seller shall have executed and delivered to the Owner Trustee a Subsequent Transfer Agreement conveying such Additional Receivables to the Trust; and (iv) the Insurer shall, in its sole and absolute discretion, have consented in writing to the transfer and assignment of such Additional Receivables to the Trust. The representations and warranties with respect to the Initial Receivables made by the Seller in the Sale and Servicing Agreement, and the representations and warranties with respect to the Initial Receivables made by NAFI and assigned to the Trust, will be deemed to have been made with respect to the Additional Receivables as of the respective dates of their transfer to the Trust.

Retransfer of Receivables

           The Sale and Servicing Agreement will provide that the Seller will have the right to require the Trust to retransfer to the Seller all of the Receivables included in the Trust on or after any Distribution Date on which the Pool Outstanding Principal Balance is less than 10% of the Original Pool Outstanding

Principal Balance of such Receivables. The "Original Pool Outstanding Principal Balance" will equal the aggregate outstanding principal balance of all of the Receivables, including Additional Receivables, as of their respective Cut-off Dates. In connection with any such retransfer, the Seller will deliver to the Trust Collateral Agent an amount equal to the sum of (i) 100% of the aggregate outstanding principal balance of the Notes on such Distribution Date and (ii) accrued and unpaid interest at the Interest Rate on the aggregate outstanding principal balance of the Notes on such Distribution Date. Such right may be exercised only with the prior written consent of the Insurer, if a claim has previously been made under the Policy and remains unreimbursed to the Insurer or if such retransfer would result in a claim under the Policy or would result in any amount owing to the Noteholders or the Insurer remaining unpaid. Upon the exercise by the Seller to require such retransfer, the Trust shall exercise its right under the Indenture to effect an Optional Redemption of the Notes. See "The Notes -- Optional Redemption" herein.

Collection and Other Servicing Procedures

           The Servicer will service and administer the Receivables in the Trust on behalf of the Trust and will have full power and authority, acting alone and/or through subservicers, to do any and all things which it may deem necessary or desirable in connection with such servicing and administration and which are consistent with the Sale and Servicing Agreement. In the Sale and Servicing Agreement, the Servicer will acknowledge that it is holding any Receivable documents in its possession and any other property constituting part of the Trust Property held by it in trust for the benefit of the Noteholders and the Insurer.

           Servicing activities required to be performed pursuant to the Sale and Servicing Agreement will include collecting and recording payments, communicating with Obligors, investigating payment delinquencies, providing billing and tax records to Obligors and maintaining internal records with respect to each Receivable.

           The Servicer will be required to take all actions that are necessary or desirable to maintain continuous perfection and first priority of security interests granted by the Obligors in the Financed Vehicles. These actions include, but are not limited to, using reasonable efforts to obtain the execution by the Obligors and the recording, registering, filing, re-recording, re-registering and refiling of all title documents, security agreements, financing statements, continuation statements or other instruments as are necessary to maintain the security interests granted by the respective Obligors under the Receivables. Neither the Servicer nor any subservicer will be required, however, to expend its own funds to remove any security interest, lien or other encumbrance on a Financed Vehicle.

           If a Receivable becomes and continues to be a Defaulted Receivable, the Servicer will be required to take all reasonable and lawful steps necessary for repossession. Following repossession, Financed Vehicles are currently sold almost entirely at regularly scheduled wholesale auctions conducted by third parties. NAFI is considering alternatives to this method of realization on certain Financed Vehicles and may in the future use other methods of disposition if in its judgment such methods will increase net proceeds from the sale of the Financed Vehicles. However, neither the Servicer nor any subservicer will be obligated to institute any action for repossession through judicial proceedings unless it determines in its good faith judgment that the liquidation proceeds that would be realized in connection therewith would be sufficient for the reimbursement in full of its out-of-pocket expenses in connection therewith. A Receivable will become a "Defaulted Receivable" in the calendar month in which any of the following has occurred with respect to such Receivable: (i) all or part of any scheduled payment is 90 days or more delinquent, (ii) the Servicer (or a subservicer) has in good faith determined that all amounts that it expects to recover under such Receivable have been received or (iii) the Financed Vehicle that secures the Receivable has been repossessed without reinstatement of the Receivable on or before the last day of such calendar month and any applicable redemption period has expired.

Servicer Termination Event

           A "Servicer Termination Event" under the Sale and Servicing Agreement will occur if:

         (a) the Servicer shall fail, or fail to cause any subservicer, to deliver to the Trust Collateral Agent for distribution to Noteholders any proceeds or payments required to be so delivered by the Servicer or subservicer under the terms of the Notes or the Sale and Servicing Agreement and such failure shall continue unremedied for two Business Days after written notice is received by the Servicer from the Trust Collateral Agent or (unless an Insurer Default (as defined below) shall have occurred and be continuing) the Insurer or after discovery of such failure by the Servicer (but in no event later than five Business Days after the Servicer is required to make such delivery or deposit); or

         (b) the Servicer shall fail to observe or perform any other of the covenants or agreements on the part of the Servicer in the Sale and Servicing

Agreement, which failure (i) materially and adversely affects the rights of Noteholders (determined without regard to the availability of funds under the Policy) or of the Insurer (unless an Insurer Default shall have occurred and be continuing), and (ii) continues unremedied for a period of thirty days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Trust Collateral Agent, or to the Servicer and the Trust Collateral Agent by the Insurer (or, if an Insurer Default has occurred and is continuing, Holders of Notes evidencing in the aggregate not less than 25% of the aggregate outstanding principal balance of the Notes); or

         (c) there shall have occurred certain events of bankruptcy or insolvency with respect to the Servicer; or

         (d) the Servicer shall have breached any of the representations and warranties set forth in the Sale and Servicing Agreement which breach materially and adversely affects the interests of the Noteholders in any Receivable (determined without regard to the availability of funds under the Policy) or the Insurer and the Servicer shall have failed to cure such breach in all material respects within thirty days of its receipt of a notice of such breach; or

         (e) there shall have occurred an Insurance Agreement Event of Default (as defined below) or an event of default under any other insurance agreement to which (x) the Insurer and (y) NAFI and/or the Seller or any other affiliate of NAFI are party; or

         (f) a claim is made under the Policy; or

         (g) the Servicer fails to deliver the Servicer Certificate and such failure remains unremedied for five days; or

         (h) so long as an Insurer Default shall not have occurred and be continuing, the Insurer shall not have delivered the notice extending the term of the Servicer required to be delivered by the Insurer pursuant to the Sale and Servicing Agreement in the absence of certain events.

         An "Insurance Agreement Event of Default" will include (i) the inaccuracy or incompleteness of any representation or warranty of the Trust, NAFI, the Servicer or the Seller in the Sale and Servicing Agreement, the Insurance Agreement or certain other documents, subject to applicable grace periods, (ii) a failure by the Trust, NAFI, the Servicer or the Seller to perform or to comply with any covenant or agreement in the Sale and Servicing Agreement, the Insurance Agreement or certain other documents, subject to applicable grace periods, (iii) a finding or a ruling by a governmental authority or agency that the Insurance Agreement, the Sale and Servicing Agreement, the Indenture or certain other documents, or any material provision of any such document, are not binding on NAFI or the Seller or any of the other parties thereto, (iv) failure by the Trust, NAFI, the Servicer or the Seller to pay their respective debts in general or the occurrence of certain events of insolvency or bankruptcy with respect to the Trust, NAFI, the Servicer or the Seller, (v) a Servicer Termination Event, (vi) a claim for payment under the Policy, (vii) certain events of default under any other insurance agreement or similar agreement entered into among (A) the Insurer and (B) NAFI and/or the Seller or any other affiliate of NAFI entered into with respect to any other series of securities issued by NAFI or the Seller or any other affiliate of NAFI, (viii) a denial by NAFI or the Seller of any liability or obligation under the Insurance Agreement, the Indenture, the Sale and Servicing Agreement or certain other documents, (ix) failure by the Trust, NAFI or the Seller to pay when due any amount owed under the Sale and Servicing Agreement, the Insurance Agreement, the Indenture or certain other documents, (x) failure of the Receivables to comply, in the aggregate, with certain limitations on the levels of delinquent Receivables, Defaulted Receivables and net losses in respect of Liquidated Receivables set forth in the Insurance Agreement, (xi) any default in the observance or performance of any covenant or agreement of the Trust made in the Indenture (other than a default in the payment of the interest or principal on any Note when due) or any representation or warranty of the Trust made in the Indenture or certain other documents in any material respect subject to applicable grace periods, (xii) the Trust becomes an association (or publicly traded partnership) or taxable as a corporation for federal or state income tax purposes and (xiii) the Notes not being treated as indebtedness for federal or applicable state income tax purposes, and such characterization having a material adverse effect on the Trust, the Noteholders or the Insurer.

         Rights Upon a Servicer Termination Event; Appointment of Successor. If a Servicer Termination Event occurs under the Sale and Servicing Agreement, then, so long as such Servicer Termination Event has not been remedied, the Insurer may (unless an Insurer Default has occurred and is continuing) and the Indenture Trustee will, at the direction of the Insurer (or, if an Insurer Default has occurred and is continuing, the Holders of Notes evidencing in the aggregate not less than 51% of the aggregate outstanding principal balance of the Notes), by notice in writing to the Servicer, the Backup Servicer and the Seller, terminate all of the rights and obligations of the Servicer under the Sale and Servicing Agreement and in and to the related Receivables and the proceeds thereof and appoint the Backup Servicer or (so long as no Insurer Default shall have occurred and be continuing) such other Person or entity as the Insurer shall direct as the successor Servicer. Any such termination will be subject to compensation, rights of reimbursement, indemnity and limitation on liability to which the Servicer is then entitled. The Backup Servicer will agree to act as successor Servicer under the Sale and Servicing Agreement in the event that the rights and obligations of the Servicer are terminated under the Sale and Servicing Agreement. On or after the receipt by the Servicer of written notice of its termination and upon the effective date of the transfer specified in such notice, all authority and power of the Servicer under the Sale and Servicing Agreement, whether with respect to the related Notes or the related Receivables or otherwise, will pass to and be vested in the Backup Servicer or another successor Servicer. In the Sale and Servicing Agreement, the Servicer will agree to cooperate with the Backup Servicer or other successor Servicer in effecting a termination of the Servicer's responsibilities and rights thereunder.

         A "Insurer Default" shall mean the occurrence and continuance of any of the following events: (a) the Insurer shall have failed to make a payment required under the Policy in accordance with its terms; (b) the Insurer shall have (i) filed a petition or commences any case or proceeding under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable; or (c) a court of competent jurisdiction, the New York Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (1) appointing a custodian, trustee, agent or receiver for the Insurer or for all or any material portion of its property or (2) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Insurer (or the taking of possession of all or any material portion of the property of the Insurer).

         On and after the time the Servicer receives a notice of termination, the Backup Servicer or other successor Servicer designated by the Insurer (so long as no Insurer Default shall have occurred and be continuing) will be the successor in all respects to the Servicer in its capacity as Servicer under the Sale and Servicing Agreement. In the event that the Insurer has not designated as successor Servicer a person other than the Backup Servicer and the Backup Servicer is legally unable or is unwilling to take over and assume the responsibilities of the Servicer, the Backup Servicer may, if it is unwilling to so act, or shall if it is unable to so act appoint, subject to the prior written consent of the Insurer (unless an Insurer Default has occurred and is continuing) or if an Insurer Default has occurred and is continuing, the Backup Servicer, the Trust Collateral Agent or the Note Majority may appoint, or petition a court of competent jurisdiction to appoint, any experienced servicer of motor vehicle installment sale contracts and notes having a net worth of not less than $10,000,000 as the successor to the Servicer under the Sale and Servicing Agreement. Any successor Servicer other than the Backup Servicer must be satisfactory to the Insurer (unless an Insurer Default has occurred and is continuing). Pending appointment of a successor to the Servicer under the Sale and Servicing Agreement, the Backup Servicer shall act in such capacity. In connection with such appointment and assumption, the Trust Collateral Agent may make such arrangements for the compensation of such successor out of payments on related Receivables as it and such successor agree. However, no such compensation to the successor Servicer will be in excess of that permitted the Servicer under the Sale and Servicing Agreement unless (i) the Trust Collateral Agent and Insurer (or, if an Insurer Default has occurred and is continuing, the Holders of a majority in percentage interests of the Notes) agree in writing to a larger Servicing Fee and (ii) each of S&P and Moody's delivers a letter to the Indenture Trustee and the Insurer to the effect that such larger Servicing Fee will not result in a reduction or withdrawal of the rating assigned by it to the Notes. The monthly Servicing Fee for any successor Servicer, including the Backup Servicer, may not, however, exceed one-twelfth of two percent of the Pool Outstanding Principal Balance of the related Receivables as of the last day of such month. The Seller, the Backup Servicer, the Trust Collateral Agent, any subservicer and the successor Servicer will take such action, consistent with the Sale and Servicing Agreement, as shall be necessary to effectuate any such succession.

Servicing Fee

         The Servicer will receive a monthly fee (the "Servicing Fee") as compensation for its activities under the Sale and Servicing Agreement. As to any calendar month, the Servicing Fee under the Sale and Servicing Agreement will equal 1/12 of the product of (a) two percent and (b) the Pool Outstanding Principal Balance as of the last day of such month. The Servicer will be required to pay the fees of, and certain expenses of, the Indenture Trustee, the Owner Trustee, the Trust Collateral Agent, the Collateral Agent, any subservicer and the Backup Servicer.

                             THE PURCHASE AGREEMENTS

         The Receivables in the Trust will be acquired by the Seller from the NAFI Transferors pursuant to the Purchase Agreements. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Purchase Agreements. Where particular provisions or terms used in the Purchase Agreements are referenced to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary.

Transfer and Conveyance of Receivable Assets

         Pursuant to the Purchase Agreements, the NAFI Transferors will sell, transfer and convey to the Seller, without recourse except as specifically provided in the Purchase Agreements, all of their respective right, title and interest in and to the following assets: (i) the Receivables and all monies payable thereunder on and after the applicable Cut-off Date; (ii) the related Receivable Files; (iii) the security interests in the Financed Vehicles securing the Receivables and the property which secured any such Receivable and which has been acquired by repossession or otherwise; (iv) all rights to the insurance proceeds and liquidation proceeds with respect to such Receivables; (v) certain rights against Dealers under the related Dealer Agreements and against Originators under the related Originator Agreements; and (vi) the proceeds of the foregoing and the rights to enforce the foregoing. Each such sale, transfer and conveyance of Receivables will be consummated on the Closing Date other than Additional Receivables that may be sold, transferred and conveyed by NAFI or Funding Trust II to the Seller on Subsequent Transfer Dates.

         On or prior to the Closing Date, the NAFI Transferors will file Uniform Commercial Code financing statements, appropriate under applicable law, to reflect the transfer and conveyance of the Receivables to the Seller.

Representations and Warranties


         In the Purchase Agreements, NAFI will make representations and warranties with respect to each Receivable in the Trust (including Receivables acquired by the Seller from Funding Trust II) as of the date of transfer of such Receivable to the Trust as to, among other things, the characteristics of such Receivable, NAFI's or Funding Trust II's interest in such Receivable and the Financed Vehicle securing such Receivable, the nature of the interest acquired by the Seller in such Receivable and the related Financed Vehicle, compliance of such Receivable with consumer finance and other laws and regulations and certain other matters.

         If there has been a breach of any of the foregoing representations or warranties with respect to a Receivable and such Receivable is retransferred or required to be retransferred to the Seller pursuant to the Sale and Servicing Agreement, NAFI will be required under the applicable Purchase Agreement, upon demand, to repurchase such Receivable from the Seller at the retransfer amount required by the Sale and Servicing Agreement.

                                   THE POLICY

         The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the provisions of the Policy.

The Policy

         Simultaneously with the issuance the Notes, Financial Security will deliver the Policy to the Trust Collateral Agent as agent for the Indenture Trustee for the benefit of each Holder of a Note. Under the Policy, Financial Security will unconditionally and irrevocably guarantee to the Trust Collateral Agent for the benefit of each Holder of a Note the full and complete payment of
(i) Scheduled Payments (as defined below) on the Notes and (ii) the amount of any Scheduled Payment which subsequently is avoided in whole or in part as a preference payment under applicable law.

         "Scheduled Payments" means payments which are scheduled to be made on the Notes during the term of the Policy in accordance with the original terms of the Notes when issued and without regard to any amendment or modification of the Notes, the Indenture or the Sale and Servicing Agreement, except amendments or modifications to which the Insurer has given its prior written consent, which "Scheduled Payments" are (i) with respect to each Distribution Date, the Monthly Interest payable on such Distribution Date, and (ii) with respect to the Final Scheduled Distribution Date, any principal of the Notes remaining unpaid on such Final Scheduled Distribution Date; Scheduled Payments do not include payments which become due on an accelerated basis as a result of (a) a default by the Trust, (b) an election by the Trust to pay principal on an accelerated basis,
(c) the occurrence of an Event of Default under the Indenture or (d) any other cause, unless the Insurer elects, in its sole discretion, to pay in whole or in part such principal due upon acceleration, together with any accrued interest to the date of acceleration. In the event the Insurer does not so elect, the Policy will continue to guarantee Scheduled Payments due on the Notes in accordance with its original terms. Scheduled Payments shall not include (x) any portion of the Note Interest Distributable Amount due to Noteholders because the appropriate notice and certificate for payment in proper form was not timely Received (as defined below) by the Insurer, (y) any portion of the Note Interest Distributable Amount due to Noteholders representing interest on any overdue interest or (z) any Note Prepayment Amounts unless, in each case, the Insurer elects, in its sole discretion, to pay such amount in whole or in part. "Note Prepayment Amounts" means an amount equal to each Noteholder's share of principal payments from funds on deposit in the Pre-Funding Account on the date of a Mandatory Redemption, as described herein. Scheduled Payments shall not include any amounts due in respect of the Notes attributable to any increase in interest rate, penalty or other sum payable by the Trust by reason of any default or event of default in respect of the Notes, or by reason of any deterioration of the creditworthiness of the Trust nor shall Scheduled Payments include, nor shall coverage be provided under the Policy in respect of, any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Scheduled Payment to a Holder of a Note.

         Payment of claims on the Policy made in respect of Scheduled Payments will be made by Financial Security following Receipt (as defined below) by Financial Security of the appropriate notice for payment on the later to occur of (a) 12:00 noon, New York City time, on the third Business Day (as defined below) following Receipt of such notice for payment, and (b) 12:00 noon, New York City time, on the Distribution Date such payment was due on the Notes.

         If payment of any amount avoided as a preference under applicable bankruptcy, insolvency, receivership or similar law is required to be made under the Policy, Financial Security shall cause such payment to be made on the later of (a) the date when due to be paid pursuant to the Order (as defined below) or
(b) the first to occur of (i) the fourth Business Day following Receipt by Financial Security from the Trust Collateral Agent of (A) a certified copy of the order (the "Order") of the court or other governmental body which exercised jurisdiction to the effect that the Holder is required to return the amount of any Scheduled Payment paid on the Notes during the term of the Policy because such distributions were avoidable as preference payments under applicable bankruptcy law, (B) a certificate of the Holder that the Order has been entered and is not subject to any stay, and
(C) an assignment duly executed and delivered by the Holder, in such form as is reasonably required by Financial Security and provided to the Holder by Financial Security, irrevocably assigning to Financial Security all rights and claims of the Holder relating to or arising under the Notes against the debtor which made such preference payment or otherwise with respect to such preference payment, or (ii) the date of Receipt by Financial Security from the Trust Collateral Agent of the items referred to in clauses (A), (B) and (C) above if, at least four Business Days prior to such date of Receipt, Financial Security shall have Received (as defined below) written notice from the Trust Collateral Agent that such items were to be delivered on such date and such date was specified in such notice. Such payment shall be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order and not to the Trust Collateral Agent or any Holder directly (unless a Holder has previously paid such amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case such payment will be disbursed to the Trust Collateral Agent for distribution to such Holder upon proof of such payment reasonably satisfactory to Financial Security). In connection with the foregoing, the Insurer shall have the rights provided pursuant to the Sale and Servicing Agreement.

Other Provisions of the Policy

         The terms "Receipt" and "Received," with respect to the Policy, shall mean actual delivery to Financial Security and to its fiscal agent, if any, prior to 12:00 noon, New York City time, on a Business Day; delivery either on a day that is not a Business Day or after 12:00 noon, New York City time, shall be deemed to be Receipt on the next succeeding Business Day. If any notice or certificate given under the Policy by the Trust Collateral Agent is not in proper form or is not properly completed, executed or delivered, it shall be deemed not to have been Received, and Financial Security or its fiscal agent, if any, shall promptly so advise the Trust Collateral Agent and the Trust Collateral Agent may submit an amended notice.

         Under the Policy, "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the City of New York, New York or Chicago, Illinois, or any other location of any successor Servicer, successor Owner Trustee or successor Trust Collateral Agent are authorized or obligated by law or executive order to be closed.

         Financial Security's obligations under the Policy in respect of Scheduled Payments shall be discharged to the extent funds are transferred to the Trust Collateral Agent as provided in the Policy whether or not such funds are properly applied by the Trust Collateral Agent.

         Financial Security shall be subrogated to the rights of each Holder of a Note to receive payments of principal and interest under the Notes to the extent of any payment by Financial Security under the Policy.

         Claims under the Policy constitute direct, unsecured and unsubordinated obligations of Financial Security ranking not less than pari passu with other unsecured and unsubordinated indebtedness of Financial Security for borrowed money. Claims against Financial Security under the Policy and claims against Financial Security under each other financial guaranty insurance policy issued thereby constitute pari passu claims against the general assets of Financial Security. The terms of the Policy cannot be modified or altered by any other agreement or instrument, or by the merger, consolidation or dissolution of the Seller or the Trust. The Policy may not be canceled or revoked prior to distribution in full of all Scheduled Payments with respect to the Notes. The Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law. The Policy is governed by the laws of the State of New York.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following general discussion, when read in conjunction with the discussion of "Federal Income Tax Consequences" in the Prospectus, describes certain federal income tax consequences to the original purchasers of the Notes of the purchase, ownership and disposition of the Notes. It does not purport to discuss all federal income tax consequences that may be applicable to investment in the Notes or to particular categories of investors, some of which may be subject to special rules.

         The discussion that follows, and the opinions set forth below of Morrison & Foerster LLP, special tax counsel to the Issuer ("Tax Counsel"), are based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinions of Tax Counsel are not binding on the courts or the Internal Revenue Service (the "IRS"). Potential investors should consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

Characterization of the Notes as Indebtedness

         In the opinion of Tax Counsel, although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, based on the application of existing law to the facts as set forth in the applicable agreements, the proper treatment of the Notes is as indebtedness for federal income tax purposes.

         Except as described below, interest paid or accrued on a Note will be treated as ordinary income to the Noteholders and principal payments on a Note will be treated as a return of capital to the extent of the Noteholder's basis in the Note allocable thereto. An accrual method taxpayer will be required to include in income interest on the Notes when earned, even if not paid, unless it is determined to be uncollectible. It is not anticipated that the Notes will be issued with original issue discount. See "Federal Income Tax Consequences--Trusts for which a Partnership Election is Made--Tax Consequences to Holders of the Notes" in the Prospectus.

Alternative Characterizations of the Notes

         Although it is the opinion of Tax Counsel that the Notes are properly characterized as indebtedness for federal income tax purposes, no assurance can be given that such characterization of the Notes will prevail. If the Notes were treated as an ownership interest in the Receivables, all income on such Receivables would be income to the holders of the Notes, and related fees and expenses would generally be deductible (subject to certain limitations on the deductibility of miscellaneous itemized deductions by individuals) and certain market discount and premium provisions of the Code might apply to a purchase of the Notes.


         If, alternatively, the Notes were treated as an equity interest in the Trust, the Trust would be treated as a partnership for federal income tax purposes. As a partnership, the Trust will not be subject to federal income tax unless treated as a publicly traded partnership taxable as a corporation. Any such corporate income tax could materially reduce cash available to make payments on the Notes. Tax Counsel is of the opinion that, although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision and, therefore, is subject to interpretation, the Trust, if treated as a partnership, will not be treated as a publicly traded partnership taxable as a corporation. This opinion is based on Tax Counsel's conclusion that the nature of the income of the Trust exempts it from the rules that certain publicly traded partnerships are taxable as corporations.

Trusts in which all Certificates are Retained by the Seller or an Affiliate of the Seller

         Tax Counsel will deliver its opinion that a Trust which issues one or more classes of Notes to investors and all the Certificates of which are retained by the Seller or an affiliate thereof will not be an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes. This opinion will be based on the assumption that the terms of the Trust Agreement and related documents will be complied with, and on Tax Counsel's conclusions that the Trust will constitute a mere security arrangement for the issuance of debt by the single Certificateholder. In the event the Certificates were later transferred to more than one person, the discussion under "Trusts for which a Partnership Election is Made" in the Prospectus would apply to the Trust and the Notes.

         In any event, Tax Counsel will advise the Trust that the Notes will be classified as debt for federal income tax purposes. If, contrary to the opinion of Tax Counsel, the IRS successfully asserted that one or more classes of Notes did not represent debt for federal income tax purposes, such class or classes of Notes might be treated as equity interests in the Trust. If so treated, the Trust would most likely in the view of Tax Counsel, be treated as a partnership for federal income tax purposes. See "Alternative Characterizations of the Notes" above.

State Tax Considerations

         Potential Noteholders should consider the state and local income tax consequences of the purchase, ownership and disposition of the Notes. State and local income tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, potential Noteholders should consult their own tax advisors with respect to the various state and local tax consequences of an investment in the Notes.


                              ERISA CONSIDERATIONS

         Section 406 of ERISA, and/or Section 4975 of the Code, prohibits a pension, profit-sharing or other employee benefit plan, as well as individual retirement accounts and certain types of Keogh Plans (each a "Benefit Plan") from engaging in certain transactions with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Benefit Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons. Title I of ERISA also requires that fiduciaries of a Benefit Plan subject to ERISA make investments that are prudent, diversified (except if prudent not to do so) and in accordance with governing plan documents.

         Certain transactions involving the Trust might be deemed to constitute prohibited transactions under ERISA and the Code if assets of the Trust were deemed to be assets of a Benefit Plan. Under a regulation issued by the United States Department of Labor (the "Plan Assets Regulation"), the assets of the Trust would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquires an "Equity Interest" in the Trust and none of the exceptions contained in the Plan Assets Regulation is applicable. An equity interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is little guidance on the subject, the Seller believes that the

Notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. This determination is based in part upon the traditional debt features of the Notes, including the reasonable expectation of purchasers of Notes that the Notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the Notes for ERISA purposes could change if the Trust incurred losses. However, even if the Notes are treated as debt, the acquisition or holding of Notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if the Trust or any of its affiliates or the parties involved in this transaction is or becomes a party in interest or a disqualified person with respect to such Benefit Plan. In such case, certain exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the plan fiduciary making the decision to acquire a Note. Included among these exemptions are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 96-23, regarding transactions affected by in-house asset managers; and PTCE 84-14, regarding transactions effected by "qualified professional asset managers." Each investor using the assets of a Benefit Plan which acquires the Notes, or to whom the Notes are transferred, will be deemed to have represented that the acquisition and continued holding of the Notes will be covered by one of the exemptions listed above or by another Department of Labor Class Exemption.


         Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements, however, such plans may be subject to comparable state law restrictions.

         A plan fiduciary considering the purchase of Notes should consult its tax and/or legal advisors regarding whether the assets of the Trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the Underwriting Agreement between the Seller and First Union Capital Markets Corp. (the "Underwriter"), the Notes will be purchased from the Seller by the Underwriter upon issuance.

         The Underwriting Agreement provides that the Underwriter is obligated to purchase all of the Notes offered hereby, if any of such Notes are purchased.

         The Seller has been advised by First Union Capital Markets Corp. that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.20% of the principal amount of the Notes, and that the Underwriter and such dealers may re-allow a discount of not in excess of 0.10% of the principal amount of the Notes to other dealers. The public offering price and the concession and discount to dealers may be changed by the Underwriter after the initial public offering of the Notes offered hereby. In addition, certain fees and expenses of the Underwriter, including fees and expenses of its counsel, will be paid by the Seller.

         In connection with the offering of the Notes, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such person may bid for or purchase the Notes for the purpose of stabilizing its market price. In addition, the Underwriter may impose "penalty bids" whereby it may reclaim from a dealer participating in the offering the selling concession with respect to the Notes that such dealer distributed in the offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are taken, may be discontinued at any time without notice.

         NAFI and the Seller have agreed to indemnify the Underwriter against certain liabilities, including certain losses, claims, damages or liabilities arising under the Securities Act of 1933, as amended, in connection with certain untrue statements of material fact or material omissions contained in the Preliminary Prospectus Supplement, the Prospectus or the Registration Statement.

         The Seller does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriter that the Underwriter currently intends to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Notes and any such market may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

         In the ordinary course of their respective businesses, First Union Capital Markets Corp. and its affiliates have engaged and may engage in investment banking and/or commercial banking transactions with NAFI and its affiliates. See "Use of Proceeds" herein and "Plan of Distribution" in the accompanying Prospectus. In connection with the offering contemplated by this Prospectus Supplement, First Union Corporation, the parent company of the Underwriter, has received a fee from the Seller in respect of certain advisory services relating to the structuring of the transaction. In addition, on August 25, 1997, NAFI entered into a $1.5 million credit agreement with First Union National Bank, an affiliate of the Underwriter, to fund the purchase of furniture and equipment (the "Office Collateral") for NAFI's Jacksonville Servicing Division and corporate headquarters secured by the Office Collateral.

         This Prospectus Supplement and the accompanying Prospectus may be used by the Underwriter, affiliates of which have an ownership interest in, or participate in banking transactions with, NAFI, in connection with offers and sales related to market making transactions in the Notes. The Underwriter may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of the sale or otherwise.

                                  LEGAL MATTERS

         Certain matters with respect to the legality of the Notes and with respect to the federal income tax matters discussed under "Certain Federal Income Tax Consequences" will be passed upon for the Seller by Morrison & Foerster LLP, New York, New York. Certain matters with respect to the Notes will be passed upon for the Underwriter by Dewey Ballantine LLP, New York, New York.

                                     RATINGS

         As a condition of issuance, the Notes will be rated "AAA" by S&P and "Aaa" by Moody's primarily on the basis of the issuance of the Policy by the Insurer. There is no assurance that the ratings initially assigned to the Notes will not subsequently be lowered or withdrawn by the Rating Agencies. Such ratings will not constitute an assessment of the likelihood that principal prepayments on the Receivables underlying the Notes will be made by the Obligors thereon or of the degree to which the rate of such prepayments might differ from that originally anticipated. See "Risk Factors - Ratings on Notes" herein.

                                     EXPERTS

         The consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             INDEX OF DEFINED TERMS



"ABS Table"......................................23
"ABS"............................................22
"Additional Receivables Purchase Price"..........45
"Additional Receivables"......................7, 34
"aggregate risks"................................33
"Agreement".......................................4
"APR".............................................9
"Available Amount"...............................42
"Backup Servicer".................................4
"Bankruptcy Loss"................................38
"Benefit Plan"...............................13, 55
"Business Day"................................5, 53
"Certificates"....................................1
"Closing Date"....................................1
"Code".......................................13, 53
"Collateral Agent"............................4, 18
"Collection Account"..........................7, 17
"Cut-off Dates"...................................8
"Defaulted Receivable"...........................47
"Determination Date".............................42
"Distribution Account"........................7, 17
"Distribution Date"........................1, 5, 36
"Draw Date"......................................40
"DTC".............................................1
"Due Period"......................................5
"Eligible Account"...............................43
"Eligible Investments"...........................43
"Exchange Act"....................................2
"Final Scheduled Distribution Date"............1, 9
"Financed Vehicles"...........................7, 34
"Financial Security"..............................4
"Funding Trust II"............................8, 18
"Holder"..........................................1
"Holdings"....................................3, 32
"Indenture Events of Default"....................38
"Indenture Trustee"........................1, 4, 18
"Initial Cut-off Date"............................8
"Initial Pre-Funded Amount"......................43
"Initial Receivables".........................7, 34
"Insurance Agreement Event of Default"...........48
"Insurance Agreement".........................7, 41
"Insurer Default"................................49
"Insurer Optional Deposit".......................42
"Insurer".........................................4
"Interest Period".................................5
"Interest Rate"...................................5
"IRS"............................................53
"Issuer".......................................1, 4

"Mandatory Redemption"........................7, 36
"Modeling Assumptions"...........................23
"Monthly Interest"...............................34
"Moody's"........................................13
"NAFI Transferors"...............................18
"NAFI"............................................1
"Note Distribution Account"...................7, 17
"Note Prepayment Amounts"........................51
"Note Redemption Amount"......................7, 36
"Notes"...........................................1
"Order"..........................................52
"Owner Trustee"................................1, 4
"Plan Assets Regulation".........................55
"Policy Claim Amount"............................40
"Policy"..........................................1
"Pool Outstanding Principal Balance"..........6, 36
"Pre-Funded Amount"..............................10
"Pre-Funding Account".............................1
"Pre-Funding Period"..........................1, 10
"PTCE"...........................................55
"Purchase Agreement"..........................8, 18
"Purchase Agreements".........................8, 18
"Rating Agencies"................................13
"Receipt"........................................52
"Receivables"..............................1, 7, 34
"Received".......................................52
"Record Date".....................................5
"Redemption Price"............................6, 36
"Required Reserve Amount"........................44
"Retransferred Receivables".......................5
"S&P"............................................13
"Sale Agreement"..................................8
"Scheduled Payments".............................51
"Securities"......................................1
"Seller"......................................1, 31
"Servicer Certificate"...........................36
"Servicer Default"...............................47
"Servicing Fee"..................................50
"single risks"...................................33
"Spread Account Agreement".......................11
"Spread Account Initial Amount"..................41
"Subsequent Cut-off Date..........................8
"Subsequent Transfer Agreement"..................16
"Subsequent Transfer Date"........................8
"Trust Collateral Agent"..................1, 11, 18
"Trust Property"...........................1, 7, 34
"Trust"...........................................1
"Underwriter"....................................56

================================================================================  ================================================
     No person is authorized to give any information or to make any representation not contained in this Prospectus Supplement or the Prospectus, and any information or representation not contained herein or therein must not be relied upon as having been authorized by NAFI, the Seller or the Underwriter.
This Prospectus Supplement and the Prospectus do not constitute an offer of any securities other than the registered securities to which the Prospectus
Supplement relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sales made hereunder or thereunder shall, under any circumstances, create any implication that information herein or therein is correct as of any time subsequent to the date of this Prospectus Supplement or
Prospectus.

                     TABLE OF CONTENTS                                                   National Auto Finance 1998-1 Trust
                   Prospectus Supplement

                                                     Page
                                                     ----

Reports To Noteholders................................S-2
Incorporation Of Certain Documents By Reference.......S-2                                        $85,200,000
Summary Of The Terms Of The Notes.....................S-4                               5.88% Automobile Receivables-
Risk Factors.........................................S-14                                          Backed Notes
The Trust............................................S-17
Use Of Proceeds......................................S-18                              National Financial Auto Funding Trust
The Receivables Pool.................................S-18                                            (Seller)
The Seller...........................................S-31
National Auto Finance Company, Inc...................S-31                               National Auto Finance Company, Inc.
The Insurer..........................................S-31                                           (Servicer)
The Notes............................................S-33
The Sale And Servicing Agreement.....................S-44
The Purchase Agreements..............................S-50
The Policy...........................................S-50
Certain Federal Income Tax Consequences..............S-53
Erisa Considerations.................................S-54
Underwriting.........................................S-55                                     _______________________
Legal Matters........................................S-57
Ratings..............................................S-57                                      PROSPECTUS SUPPLEMENT
Experts..............................................S-57                                     _______________________

                         Prospectus

Available Information...................................3
Reports to Securityholders..............................3
Incorporation of Certain Documents by Reference.........3
Prospectus Summary......................................5
Risk Factors...........................................23
The Trusts.............................................26                                      January 15, 1998
The Receivables........................................28

Yield and Prepayment Considerations....................35
Pool Factor............................................36
Use of Proceeds........................................37
The Seller.............................................37
National Auto Finance Company, Inc.....................37
Omni Financial Services of America, Inc................40
The Certificates.......................................40
The Notes..............................................42
Certain Information Regarding the Securities...........48
Description of the Purchase Agreements and the Trust
   Documents...........................................55
Certain Legal Aspects of the Receivables...............74
Certain Federal Income Tax Consequences................81
ERISA Considerations..................................101
Plan of Distribution..................................104
Legal Matters.........................................105
Index of Defined Terms................................106

Until 90 days after the date of this Prospectus Supplement, all dealers effecting transactions in the Notes, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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